Execution Version
CREDIT AND GUARANTY AGREEMENT
dated as of July 20, 2006
among
AMERICAN MEDICAL SYSTEMS, INC.,
as Borrower,
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
AND CERTAIN OF ITS SUBSIDIARIES,
as Guarantors,
VARIOUS LENDERS,
CIT CAPITAL SECURITIES LLC,
as Co-Lead Arranger and Sole Bookrunner,
KEYBANK NATIONAL ASSOCIATION,
as Co-Lead Arranger and Syndication Agent
CIT HEALTHCARE LLC,
as Administrative Agent and Collateral Agent,
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent

$430,000,000 Senior Secured Credit Facilities

APPENDICES:	A	Notice Addresses

SCHEDULES:	1.1	Foreign Subsidiaries
	3.1(f)	Mortgaged Properties
	3.1(r)	Organizational and Capital Structure
	4.1	Jurisdictions of Organization and Qualification
	4.2(a)	Capital Stock and Ownership as of the Initial Closing Date
	4.2(b)	Capital Stock and Ownership as of the Second Closing Date
	4.5	Governmental Consents
	4.13	Real Estate Assets
	4.17	Material Contracts
	4.20	Employee Benefit Plans
	4.27	Insurance
	5.16	Post Closing Covenants
	6.1(a)	Certain Indebtedness
	6.1(b)	Foreign Subsidiary Intercompany Indebtedness
	6.2	Certain Liens
	6.6	Certain Restrictions on Subsidiary Distributions
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D-1	Opinion of Borrower Counsel
	D-2	Opinion of California Counsel
	D-3	Opinion of Arizona Counsel
	E	Assignment Agreement
	F	Certificate Regarding Non-Bank Status
	G-1	Officer’s Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Non-U.S. Intercompany Note

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CREDIT AND GUARANTY AGREEMENT
          This CREDIT AND GUARANTY AGREEMENT, dated as of July 20, 2006, is entered into by and among AMERICAN MEDICAL SYSTEMS, INC., a Delaware corporation, together with its permitted successors and assigns (“Borrower”), AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation, together with its permitted successors and assigns (“Holdings”), as a Guarantor, CERTAIN DIRECT AND INDIRECT SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders from time to time party hereto, CIT CAPITAL SECURITIES LLC (“CIT Capital”), as Co-Lead Arranger and as Sole Bookrunner, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Co-Lead Arranger and as Syndication Agent (“Syndication Agent”), CIT HEALTHCARE LLC (“CIT Healthcare”), as Administrative Agent (in such capacity, together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (in such capacity, together with its permitted successor in such capacity, “Collateral Agent”) and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (“Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower in an aggregate amount not to exceed $430,000,000 consisting of (a) the Term Loans in an aggregate principal amount of $365,000,000 and (b) up to $65,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which shall be used as follows:
     (y) if either (A) the Top-Up Stock Option is exercised with the effect that the Option Exercise Minimum Condition will be met or (B) the Minimum Condition will be met, in each case prior to expiration of the Tender Offer (the occurrence of either event being referred to as the “90% Closing Condition”), the Term Loans shall be used on the Initial Closing Date solely to fund the difference of (I) the sum of (aa) the cash component of the purchase price payable by Merger Sub for the shares of Capital Stock of Laserscope tendered pursuant to the Tender Offer and to be acquired as of the Initial Closing Date plus (bb) the cash component of the exercise price payable by Merger Sub in respect of the Top-Up Stock Option, if any, plus (cc) the amount necessary to refinance or retire all the Existing Indebtedness of Holdings and its Subsidiaries, if any, as of the Initial Closing Date plus (dd) the aggregate amount of all fees, commissions and expenses due and payable as of the Initial Closing Date in connection therewith less (II) the Convertible Proceeds Amount, and the Revolving Commitments may be used on the Initial Closing Date in part to fund up to $20,100,000 of the acquisition of Laserscope, to provide for ongoing working capital requirements of the Borrower and its Subsidiaries after the Initial Closing Date and for general corporate purposes; and
     (z) if the 90% Closing Condition is not met and the Tender Offer is amended so that the Revised Minimum Condition is applicable, the Term Loans shall be used on the Second Closing Date solely (1) to fund the Merger Consideration (as defined in the Acquisition Agreement) and the Option Consideration (as defined in the Acquisition

Agreement), (2) to pay merger consideration in respect of shares which are not acquired by Merger Sub pursuant to the Tender Offer (or pursuant to the Top-Up Stock Option, if that option shall have been exercised in accordance with the terms and conditions of the Acquisition Agreement) and (3) to pay the aggregate amount of all fees, commissions and expenses not paid as of the Initial Closing Date in connection with the Acquisition; and
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting (or causing Holdings to grant) to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets, including a pledge of all of the Capital Stock of the Borrower and of each other Domestic Subsidiary of Borrower and 65% of all the Capital Stock of each of its first-tier Foreign Subsidiaries; and
     WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 65% of all the Capital Stock of each of their first-tier Foreign Subsidiaries.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “90% Closing Condition” as defined in the second “Whereas” clause hereof.
          “Acquisition” means the Acquisition by Merger Sub of the Shares of Laserscope by means of the Tender Offer and subsequent Merger.
          “Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 3, 2006, by and among Holdings, Merger Sub and Laserscope.
          “Acquisition Documents” means the Acquisition Agreement and all other documents, agreements, certificates and instruments executed and delivered in connection therewith, including without limitation, any voting agreements with existing shareholders of Laserscope.
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m.

(London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by a banking institution selected by the Administrative Agent or any Lender selected by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of a banking institution selected by the Administrative Agent or any Lender selected by Administrative Agent, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agent” means each of Administrative Agent, Syndication Agent, Collateral Agent and Documentation Agent.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.

          “Agreement” means this Credit and Guaranty Agreement, dated as of July 20, 2006, as it may be amended, supplemented or otherwise modified from time to time.
          “Applicable Margin’’ means (i) with respect to Term Loans made hereunder which are Eurodollar Rate Loans, 2.25% per annum, (ii) with respect to Term Loans made hereunder which are Base Rate Loans, 1.25% per annum, and (iii) with respect to Revolving Loans, Swing Line Loans and Letters of Credit outstanding hereunder, from and after the date of delivery of an initial Compliance Certificate, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

	Applicable Margin for	Applicable Margin for
Total Leverage Ratio	Eurodollar Loans	Base Rate Loans
≥ 5.50:1.00	2.25%	1.25%

< 5.50:1.00 ≥ 4.50:1.00	2.00%	1.00%

< 4.50:1.00 ≥3.50:1.00	1.75%	0.75%

< 3.50:1.00	1.50%	0.50%
     No change in the Applicable Margin for Revolving Loans, Swing Line Loans and outstanding Letters of Credit shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(c) calculating the Leverage Ratio. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(c), the Applicable Margin for Revolving Loans, Swing Line Loans and outstanding Letters of Credit shall be determined as if the Leverage Ratio were in excess of 5.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin for Revolving Loans, Swing Line Loans and outstanding Letters of Credit in effect from such date.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower, Holdings or any other Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $1,000,000 in the aggregate for all such sales of assets during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president or one of its executive vice presidents or senior vice presidents, and such Person’s chief financial officer, controller or treasurer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

          “Borrower” as defined in the preamble hereto.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
          “Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

          “Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Initial Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Initial Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (iv) any “change of control” or similar event under the Subordinated Debt Documents shall occur; or (v) Holdings shall cease to beneficially own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of Borrower or any Guarantor (other than with respect to a disposition of a Guarantor permitted hereunder).
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, and (b) Lenders having Revolving Exposure (including Swing Line Lender); and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans (including Swing Line Loans).
          “Closing Date Material Adverse Effect” means any change or effect that (i) is materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Credit Parties taken as whole, or (ii) prevents a Credit Party’s ability from consummating the transactions contemplated hereby on a timely basis; provided, however, in determining whether a Closing Date Material Adverse Effect has occurred, there shall be excluded any effect on the Credit Parties relating to or arising in connection with (A) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of the Acquisition Agreement or the transactions contemplated thereby or any actions required to be taken in compliance therewith (exclusive, however, of the actions required to be taken by Section 7.1 of the Acquisition Agreement) or otherwise with the consent of Borrower, including the impact thereof on the relationships of the Credit Parties (or any one or more of them) with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Credit Parties (or any one or more of them) has any relationship and including any litigation brought by any shareholder of any of the Credit Parties solely as a result of the transactions contemplated thereby, (B) any fact, circumstance or condition disclosed in the “Company Disclosure Schedule” delivered by Holdings to the Lead Arranger sent via e-mail by Holdings to the Agent on June 3, 2006 (as used in this definition, the “Disclosure Schedule”) to the extent such change, effect or circumstance is specifically set forth in the Disclosure Schedule or is reasonably apparent from the face of the Disclosure Schedule without additional information, (C) any change in the market price or trading volume of the Laserscope’s securities, in and of itself, (D) any failure, in and of itself (i.e., which does not otherwise trigger an actual or pro forma failure of Holdings and its Subsidiaries to reasonably be expected to meet its financial covenants in the Credit Documents), by Holdings and its Subsidiaries or Laserscope and its Subsidiaries to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (E) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles or regulatory accounting requirements applicable or potentially applicable to the industries in which the Credit Parties operate, (F) changes generally affecting the industries in which the Credit Parties operate, (G) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (H) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster; provided, further, that the changes referred to in clauses (E) through (G) do not have a materially disproportionate effect (relative to other industry participants) on the Credit Parties, taken as a whole, and that for purposes of this definition, the term “Credit Parties” includes the Laserscope and its Subsidiaries, whether or not the Acquisition has been consummated.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the intellectual property security agreements executed in connection therewith, the Mortgages, Leasehold Mortgages, the Landlord Waiver and Consent Agreements, if any, warehouse agreements and collateral access agreements, if any, deposit account control agreements, securities account control agreements, if any, trademark, patent and copyright security agreements, the Non-U.S. Intercompany Notes, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment or Term Loan Commitment.
          “Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the difference of (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) other non-Cash items reducing

Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), (g) one-time non-recurring non-Cash fees and expenses arising in connection with the Acquisition and the Loans advanced by Lenders to Borrower on the Initial Closing Date and on the Second Closing Date, and (h) one-time non-recurring Cash fees and expenses related to severance, retention and integration arising in connection with the Acquisition in an amount not to exceed $20,000,000; provided that such fees and expenses are accrued in the Fiscal Quarter ending September 30, 2006 and shall not be measured and added back for any period ending after June 30, 2007, minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (b) Consolidated Cash Interest Expense, (c) Indebtedness of the type described in clause (iv) of the definition thereof to the extent payable in Cash with respect to such Period, and (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in Cash with respect to such period.
          “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) Consolidated Capital Expenditures (other than the purchase price of any Permitted Acquisition), (d) the current portion of income taxes actually paid by Holdings or any of its Subsidiaries with respect to such period and (e) to the extent not duplicative of amounts reflected in the preceding clauses (a) through (d), payment in respect of any Indebtedness of the type described in clause (iv) of the definition thereof.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Consolidated Senior Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries other than any Indebtedness subordinated in right of payment of all Indebtedness (including the Senior Subordinated Notes) and, to the extent otherwise included, the face amount of any letter of credit issued for the account of Borrower or any Subsidiary or as to which Borrower or any Subsidiary is otherwise liable for any reimbursement of drawings, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Convertible Proceeds Amount” means $362,537,500.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Environmental Indemnity Agreement, the Fee Letter, any documents or certificates executed by Borrower or Holdings in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Credit Party” means the Borrower, each Guarantor, and each other Affiliate of the Borrower from time to time party to a Credit Document.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Documentation Agent” as defined in the preamble, and any successor agent.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Borrower shall be an Eligible Assignee.
          “Employee Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries to or any of their respective ERISA Affiliates.

          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the date hereof by each of the Credit Parties for the benefit of the Collateral Agent.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, common law, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) environmental protection, occupational safety and health, industrial hygiene, natural resources, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Real Property.
          “Equity Rights” means all securities convertible or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (xii) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, Internal Revenue Service or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program; or (xiii) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Debt Incurrence” means any issuance of Indebtedness permitted by Section 6.1 (other than Permitted Convertible Debt to the extent specified in Section 6.1).
          “Excluded Equity Issuance” means any issuance of Capital Stock or Equity Rights issued in connection with (a) a Permitted Acquisition, (b) any conversion, redemption or refinancing of the Senior Subordinated Notes or any other Permitted Convertible Debt, (c) the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) any employee stock option plan or any other employee benefit plan, or (e) any dividend reinvestment plan or direct stock purchase plan.
          “Existing Indebtedness” means Indebtedness and other obligations outstanding, if any, which are to be refinanced on the Initial Closing Date.
          “Existing Laserscope Credit Agreement” means that certain Loan and Security Agreement dated as of October 1, 1999 by and between Laserscope, as borrower thereunder, and Silicon Valley Bank, as lender thereunder, as amended, supplemented and modified prior to the date of this Agreement.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Fee Letter” means the fee letter agreement dated May 25, 2006, by and among Borrower, Administrative Agent and CIT Capital, as amended and modified prior to the date hereof and as may hereafter be amended, restated, modified and supplemented from time to time.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

          “Finance Subsidiary” means a Subsidiary, the primary purpose of which is to finance the business operations of Holdings or any of its Subsidiaries and which has no material assets or operations other than those permitted by Rule 3a-5 under the Investment Company Act, as amended from time to time.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings and Borrower that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(h).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien ranks first in priority to all other Liens, other than any Permitted Lien that is permitted to have higher priority.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year.
          “Fixed Charge Coverage Ratio” means, the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Adjusted EBITDA for the four (4) Fiscal Quarter period ending on such date to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period ending on such date.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Holding Company” as defined in Section 6.18.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Borrower), and to the extent no material adverse tax consequences to the Borrower would result therefrom, each Foreign Subsidiary.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Real Property or to the indoor or outdoor environment or natural resources.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any investigation, corrective action or response action with respect to any of the foregoing.
          “Health Care Law” means any Federal, state or local statute, ordinance, rule or regulation, relating to the provision of health care services, including all laws, ordinances, rules and regulations (a) relating to any State or Federal Health Care Program; or (b) setting forth, in the health care context: (1) definitions of kickbacks, fraud and abuse, and self-referral, (2) standards and procedures for billing and coding, (3) limitations on transactions with, and payments to, affiliated parties under any State or Federal Health Care Program and other applicable laws, (4) limitations on patient transfers, (5) limitations on reassigning payments received under State and Federal Health Care Programs, (6) limitations on fee splitting, and (7) limitations on the ability of a health care provider to refuse or limit health care services.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means, as of the Initial Closing Date and as of the Second Closing Date, (i) the audited consolidated financial statements of each of Holdings and its Subsidiaries and Laserscope and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited consolidated financial statements of each of Holdings and its Subsidiaries and Laserscope and its Subsidiaries as at the most recently ended Fiscal Quarter for which a form 10-Q has been required to be filed in the ordinary course pursuant to the reporting requirements of the rules and regulations of the SEC, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (including, without limitation, any earn-out payments, milestone payments or similar payments (other than royalty payments currently expensed)); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise), including any earnout or milestone payments under any merger agreement or acquisition agreement or (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by CIT Healthcare to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3(a).
          “Indenture” means the Indenture dated as of June 27, 2006 among Holdings, the Notes Guarantors (as such term is defined in the Indenture) party thereto and U.S. Bank National Association, as Trustee.
          “Initial Closing Date” means the date on which each of the conditions specified in Section 2.1, Section 2.2 and Section 3.1 shall have been satisfied, or waived in accordance with Section 10.5.
          “Installment” as defined in Section 2.12(a).
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
          “Interest Payment Date” means with respect to (i) any Revolving Loan or Term Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Initial Closing Date and the final maturity date of such Loan; (ii) any Revolving Loan or Term Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Borrower or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means any Lender party hereto that is appointed by the Borrower and acceptable to Administrative Agent that agrees to act as “Issuing Bank” hereunder (which such Issuing Bank shall become a party hereto pursuant to appropriate documentation (including by way of any Assignment Agreement executed by such Issuing Bank (or any affiliate thereof) in its capacity as a Lender hereunder), in its capacity as issuer of Letters of Credit hereunder, or any of its permitted successors and assigns in such capacity.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Landlord Waiver and Consent Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.
          “Laserscope” means Laserscope, a California corporation, together with its Subsidiaries.
          “Laserscope Cash” means $20,100,000.
          “Lead Arranger” means collectively, CIT Capital and KeyBank, each as Co-Lead Arranger hereunder.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Initial Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
          “Letter of Credit Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Term Loan, a Revolving Loan, and/or a Swing Line Loan.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means, whether singly or in conjunction with any other event, act, condition, or occurrence of any nature, whether or not related, a material adverse effect on and/or material adverse developments with respect to (i) the Collateral, business operations, properties, assets or condition (financial or otherwise) of the Credit Parties taken as a whole; (ii) a significant portion of the industry or business segment in which the Credit Parties operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on the Credit Parties taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document or (vi) the value of the Collateral, taken as a whole, or the validity, enforceability, perfection, or priority of the Liens granted to the Collateral Agent for its benefit and for the benefit of the other Secured Parties; provided that (a) the term “Credit Parties” includes Laserscope and its Subsidiaries, whether or not the Acquisition has been consummated, (b) for purposes of any determination, made prior to completion hereunder of the full disbursement of the Term Loans, under the representations or warranties or covenants contained herein in or in the other Credit Documents whether a “Material Adverse Effect” has occurred, there shall be excluded any effect on the Credit Parties relating to or arising in connection with (A) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of the Acquisition Agreement or the transactions contemplated thereby or any actions required to be taken in compliance therewith (exclusive, however, of the actions required to be taken by Section 7.1 of the Acquisition Agreement) or otherwise with the consent of the Borrower, including the impact thereof on the relationships of the Credit Parties

(or any one or more of them) with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Credit Parties (or any one or more of them) has any relationship and including any litigation brought by any shareholder of any of the Credit Parties solely as a result of the transactions contemplated thereby, (B) any fact, circumstance or condition disclosed in the “Company Disclosure Schedule” delivered by Holdings to the Lead Arranger sent via e-mail by Holdings to the Agent on June 3, 2006 (as used in this definition, the “Disclosure Schedule”) to the extent such change, effect or circumstance is specifically set forth in the Disclosure Schedule or is reasonably apparent from the face of the Disclosure Schedule without additional information, (C) any change in the market price or trading volume of the Laserscope’s securities, in and of itself, (D) any failure, in and of itself (i.e., which does not otherwise trigger an actual or pro forma failure of Holdings and its Subsidiaries to reasonably be expected to meet its financial covenants in the Credit Documents), by Holdings and its Subsidiaries or Laserscope and its Subsidiaries to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (E) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles or regulatory accounting requirements applicable or potentially applicable to the industries in which the Credit Parties operate, (F) changes generally affecting the industries in which the Credit Parties operate, (G) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (H) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster and (c) the changes referred to in clauses (b)(E) through (b)(G) do not have a materially disproportionate effect (relative to other industry participants) on the Credit Parties, taken as a whole.
          “Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents), (i) which is a material definitive document or agreement subject to 8-K reporting requirements of the rules and regulations of the SEC, or (ii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (determined without regard to clauses (b) and (c) of the proviso to the definition of “Material Adverse Effect”).
          “Material Real Estate Asset’’ means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $300,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including the Borrower.
          “Merger” means the merger of Merger Sub with and into Laserscope with the result that Laserscope shall be a wholly-owned subsidiary of the Borrower.
          “Merger Sub” means Kermit Merger Corp., a California corporation, and a wholly-owned subsidiary of the Borrower.

          “Minimum Condition” has the meaning given to such term in the Acquisition Agreement (without regard to any amendments, supplements or other modifications thereto occurring after the initial date thereof).
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.
          “Mortgaged Property” as defined in Section 3.1(f).
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.
          “Net Debt/Equity Issuance Proceeds” means, with respect to any issuance of debt or equity securities, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such debt or equity issuance, minus (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the debt or equity, including underwriting discounts, reasonable legal fees and expenses and commissions and other reasonable costs and expenses associated therewith, and (b) any bona fide direct costs incurred in connection with such debt or equity issuance, including income taxes payable as a result of any gain recognized in connection therewith.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-U.S. Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L, with any modifications reasonably requested by the Administrative Agreement.
          “Non-U.S. Intercompany Note Collateral” shall mean all property pledged or granted as collateral pursuant to any Non-U.S. Intercompany Note Security Document delivered on the Initial Closing Date or thereafter pursuant to Section 5.10.
          “Non-U.S. Intercompany Note Party” means each of the Foreign Subsidiaries listed on Schedule 1.1 hereto and each Foreign Subsidiary created or acquired after the Initial Closing Date that enters into any Non-U.S. Intercompany Note Security Document pursuant to Section 5.10.
          “Non-U.S. Intercompany Note Security Documents” shall mean each document securing any Non-U.S. Intercompany Note delivered in connection with Section 5.10, including, without limitation, each document delivered on the Initial Closing Date.
          “Non-US Lender” as defined in Section 2.20(c).
          “Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party under the Credit Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, or any other Person required to be indemnified by any Credit Party, that arises under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” as defined in Section 7.7.

          “Offer Conditions” has the meaning given to such term in the Acquisition Agreement (without regard to any amendments, supplements or other modifications thereto, or waivers by Holdings or Merger Sub, occurring or given after the initial date thereof).
          “Officer’s Certificate” means an Officer’s Certificate substantially in the form of Exhibit G-1.
          “Option Exercise Minimum Condition” has the meaning given to such term in the Acquisition Agreement (without regard to any amendments, supplements or other modifications thereto occurring after the initial date thereof).
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means
          (a) any acquisition by the Borrower or any of its Domestic Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Capital Stock all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by Borrower or any Domestic Subsidiary of the Borrower, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a direct or indirect

Subsidiary of the Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
          (iv) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;
          (v) Borrower shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;
          (vi) Borrower shall have delivered to Administrative Agent (A) at least thirty (30) days (or such lesser number of days as may be agreed to by the Administrative Agent, but in any event not less than fifteen (15) days) prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (v) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;
          (vii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Holdings and/or its Subsidiaries are engaged as of the Initial Closing Date; and
          (viii) any consideration consisting of Cash or Cash Equivalents shall satisfy the limits in Section 6.7(g).
          (b) the Acquisition;
          (c) the acquisition of additional Laserscope Shares in accordance with applicable law; provided that the cash component of the consideration paid for the acquisition of such Laserscope Shares does not exceed the cash component of the consideration paid for any Laserscope Shares pursuant to the Tender Offer; and
          (d) the merger of Laserscope with and into Merger Sub, with Laserscope being the surviving entity, as required pursuant to Section 6.9 of this Agreement.
          “Permitted Convertible Debt” means the Senior Subordinated Notes and any other unsecured senior subordinated or subordinated Indebtedness of Holdings or Borrower that provides for conversion into, or exchange or exercise for, Capital Stock or Equity Rights under certain circumstances and the terms of which provide that
          (a) no non-Credit Party (other than any Finance Subsidiary) shall be an obligor thereunder and any guarantee by a Credit Party shall be subordinated to the extent set forth in clause (f) below;

          (b) any payment of cash upon or in lieu of any conversion, exchange or exercise or redemption is subject to the limitations set forth in this Agreement and the other Credit Documents;
          (c) no payment of cash upon or in lieu of any conversion or exchange or exercise (other than in lieu of the issuance of a fractional share on a customary basis) may be made so long as any Default or Event of Default shall have occurred and be continuing or shall result therefrom;
          (d) the first date on which the holders thereof may require a repurchase or redemption thereof in cash by Holdings or Borrower shall be no earlier than July 1, 2013; provided that such Indebtedness may include a provision permitting a holder thereof to effect a repurchase or redemption upon a “fundamental change” (as such term is customarily used in a convertible debt security issued in a public or Rule 144A offering) so long as such repurchase or redemption is not effected until the consummation of the fundamental change and is subject to the limitations set forth in this Agreement and the other Credit Documents;
          (e) the “events of default” and covenants thereunder shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities;
          (f) the subordination provisions thereof shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities; and
          (g) such Indebtedness shall be unsecured.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Phase I Report’’ means, with respect to any Real Property, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, and (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent.
          “Platform” as defined in Section 5.1(o).
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.
          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix A, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
          “Projections” as defined in Section 4.8.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the (a) percentage obtained by dividing the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders, and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased and operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Agreements” means, collectively, the Acquisition Documents and the Subordinated Debt Documents.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.
          “Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.
          “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Credit Party (other than Holdings) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Credit Party (other than Holdings) now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to (A) Indebtedness of the type described in clause (iv) of the definition thereof or (B) Indebtedness under the Subordinated Debt Documents.
          “Retained Term Loan Proceeds” has the meaning given to such term in Section 2.1(a)(ii).

          “Retained Term Loan Proceeds Deposit Account” has the meaning given to such term in Section 2.1(a)(ii).
          “Revised Minimum Condition” has the meaning given to such term in the Acquisition Agreement (without regard to any amendments, supplements or other modifications thereto occurring after the initial date thereof).
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on an addendum to such Lender’s signature page hereto (if an original signatory to this Agreement) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Initial Closing Date is $65,000,000.
          “Revolving Commitment Period” means the period from the Initial Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) the sixth anniversary of the Initial Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a).
          “Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “SEC” means the United States Securities and Exchange Commission.

          “Second Closing Date” means the effective date of the consummation of the Merger, with the effect that the Borrower owns 100% of the issued and outstanding stock of Laserscope, on a fully diluted basis.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Senior Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date or if such date of determination is not the last day of a Fiscal Quarter, for the four Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter.
          “Senior Subordinated Notes” means the 3.25% Convertible Senior Subordinated Notes due 2036 in the aggregate principal amount of $373,750,000 issued under the Indenture on June 27, 2006.
          “Settlement Confirmation” as defined in Section 10.6(b).
          “Settlement Service” as defined in Section 10.6(d).
          “Shares” shall have the meaning assigned to such term in the Acquisition Agreement.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i)(a) the total amount of such Credit Party’s debt (including contingent, disputed, and unliquidated liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets, as such value is established and liabilities evaluated for purposes of Section 101(3)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Initial Closing Date or the Second Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Initial Closing Date; (c) such Credit Party is able to realize upon its property and pay its debts and other liabilities (including contingent, disputed, and unliquidated liabilities) as they mature in the normal course of business; and (d) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term under similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “State or Federal Health Care Program” means Medicare, Tri-care, all other Federal health care programs as set forth in 42 U.S.C. § 1320a-7b(f), all state Medicaid programs, and all other programs which relate to the provision of health care and which are created or administered by a state or its instrumentality.
          “Subject Transaction” as defined in Section 6.8(f).
          “Subordinated Debt Documents” means collectively, the Indenture, the Senior Subordinated Notes, and each other document, agreement, certificate and instrument executed and delivered in connection therewith.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Swing Line Lender” means CIT Healthcare in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $5,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, which tax is imposed on or measured by all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
          “Tax Benefit” as defined in Section 2.20(d).
          “Tender Offer” means the offer by Holdings to acquire the Laserscope Shares substantially on the terms and conditions referred to in the documents, agreements, prospectuses, and filings related to such offer.
          “Term Loan” means the Term Loans made by a Lender to Borrower pursuant to Section 2.1(a).
          “Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Commitment, if any, is set forth on an addendum to such Lender’s signature page hereto (if an original signatory to this Agreement) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Initial Closing Date is $365,000,000.
          “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, on any date when a Term Loan is to be funded by the Lenders, the Term Loan Exposure of any Lender shall, with respect to such funding obligation, be equal to the theretofore unfunded portion, if any, of such Lender’s Term Loan Commitment.
          “Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Initial Closing Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
          “Terminated Lender” as defined in Section 2.23.
          “Thin Capitalization Requirement of Law” as defined in Section 6.7.
          “Title Policy” as defined in Section 3.1(f).

          “Top-Up Stock Option” has the meaning given to such term in the Acquisition Agreement (without regard to any amendments, supplements or other modifications thereto occurring after the initial date thereof).
          “Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date or if such date of determination is not the last day of a Fiscal Quarter, for the four Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings or any of Holdings’ Subsidiaries in connection with the transactions contemplated by the Credit Documents and the Related Agreements.
          “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “Voting Stock” shall mean, with respect to any Person, any class or classes or Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Term Loans.
          (a) Term Loan Commitments.
          (i) Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Initial Closing Date (subject to satisfaction of the 90% Closing Condition or on the Second Closing Date (if the 90% Closing Condition is not met as of the Initial Closing Date), a Term Loan to the Borrower in an amount equal to such Lender’s Pro Rata Share of such Lender’s Term Loan Commitment. The Borrower may make only one borrowing pursuant to this Section 2.1(a)(i), which borrowing shall be on the Initial Closing Date or the Second Closing Date, as the case may be. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Initial Closing Date or the Second Closing Date, as the case may be, after giving effect to the funding of such Term Loan Commitment on such date.
          (ii) Notwithstanding anything to the contrary above, if and to the extent the Term Loans are funded on the Initial Closing Date, the Term Loans funded to the Borrower shall be net of the difference of (i) the sum of the Term Loan proceeds funded on the Initial Closing Date plus the Convertible Proceeds Amount, and (ii) the product of the Offer Price (as defined in the Acquisition Agreement) and shares of Capital Stock of Laserscope tendered but not validly withdrawn upon the expiration of the Tender Offer, plus the Top Up Stock Option consideration, if any (such difference under clauses (i) and (ii) above being referred to as “Retained Term Loan Proceeds”). The Borrower shall deposit, or cause to be deposited, the Retained Term Loan Proceeds in a Deposit Account of the Borrower, which shall be maintained at Key Bank (the “Retained Term Loan Proceeds Deposit Account”) and shall at all times be subject to the “control” (as such term is defined in the UCC) of the Collateral Agent pursuant to a deposit account control agreement, blocked account agreement or other similar agreement in form and substance reasonably satisfactory to the Collateral Agent. The Retained Term Loan Proceeds shall be disbursed from such Deposit Account upon the Second Closing Date to pay for fees due and owing under the Fee Letter, Merger consideration (as defined in the Acquisition Agreement, Option Consideration (as defined in the Acquisition Agreement), and other fees and expenses due and owing in connection with the consummation of the Merger.
          (b) Borrowing Mechanics for Term Loans.

          (i) The Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Initial Closing Date (if the 90% Closing Condition is satisfied on or prior to such date) or the Second Closing Date (if the 90% Closing Condition is not satisfied on or prior to the Initial Closing Date), as the case may be. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Initial Closing Date or the Second Closing Date, as the case may be, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loan available to the Borrower by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Borrower.
     2.2. Revolving Loans
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may, subject to the terms and conditions of this Agreement and the other Credit Documents, be repaid and be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Increase in Revolving Commitments. The Borrower may, at its option any time prior to the second anniversary of the Initial Closing Date, seek to increase the Revolving Commitments by up to an aggregate amount not to exceed $50,000,000 (resulting in maximum Revolving Commitments of $115,000,000) upon written notice to the Administrative Agent, which notice shall specify the amount of any such incremental increase (which shall not be less than $5,000,000 and in integral multiples of $1,000,000 in excess of such amount) sought by the Borrower and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. The Administrative Agent, may allocate the incremental increase (which may be declined by any Lender in its sole discretion) in the Revolving Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities acceptable to the Administrative Agent that have expressed a desire to accept the increase in Revolving Commitments. The Administrative Agent will then notify each existing and potential new Lender of such revised allocations of the Revolving Commitments, including the desired increase. No increase in the Revolving Commitments shall become effective until each of the existing or new Lenders extending such incremental Revolving Commitments and the Borrower shall have delivered to the Administrative Agent a document in form and substance satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Revolving Commitment increase, any such new Lender states its Revolving Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, and the Borrower accepts such new Revolving Commitments. After giving effect to such increase in Revolving Commitments, all Loans and all such other credit exposure shall be held ratably by the Lenders in proportion to their respective Revolving Commitments, as revised to reflect the increase in the Revolving Commitment. Upon any increase in Revolving Commitment pursuant to this Section, the Borrower shall pay Administrative Agent for the ratable benefit of only the Lenders (including any new Lender) whose Revolving Commitments are increased an upfront fee in an amount equal to what is mutually agreed to among the Borrower, the Lenders whose Revolving Commitments are increased and the Administrative Agent. Administrative Agent will use its commercially reasonable efforts to arrange the increase in Revolving Commitment sought by Borrower but is under no obligation to consummate any such increase.
          (c) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to Section 2.3, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
     2.3. Swing Line Loans.
          (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may, subject to the terms and conditions of the Credit Documents, be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.
          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such

Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.3 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, and otherwise subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (b) be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.3, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

          (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 12:00 p.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.3, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 2:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the

Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix A or at such other address as such Lender may request.
          (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower which shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Term Loans and any Revolving Loans advanced on the Initial Closing Date and on the Second Closing Date shall be used solely as follows:
          (y) if either (A) the Top-Up Stock Option is exercised with the effect that the Option Exercise Minimum Condition will be met or (B) the Minimum Condition will be met, in each case prior to expiration of the Tender Offer (the occurrence of either event being referred to as the “90% Closing Condition”), the Term Loans shall be used on the Initial Closing Date solely to fund the difference of (I) the sum of (aa) the cash component of the purchase price payable by Merger Sub for the shares of Capital Stock of Laserscope tendered pursuant to the Tender Offer and to be acquired as of the Initial Closing Date plus (bb) the cash component of the exercise price payable by Merger Sub in respect of the Top-Up Stock Option, if any, plus (cc) the amount necessary to refinance or retire all the Existing Indebtedness of Holdings and its Subsidiaries, if any, as of the Initial Closing Date plus (dd) the aggregate amount of all fees, commissions and expenses due and payable as of the Initial Closing Date in connection therewith less (II) the Convertible Proceeds Amount, and the Revolving Commitments may be used on the

Initial Closing Date in part to fund up to $20,100,000 of the acquisition of Laserscope, to provide for ongoing working capital requirements of the Borrower and its Subsidiaries after the Initial Closing Date and for general corporate purposes; and
               (z) if the 90% Closing Condition is not met and the Tender Offer is amended so that the Revised Minimum Condition is applicable, the Term Loans shall be used on the Second Closing Date solely (1) to fund the Merger Consideration (as defined in the Acquisition Agreement) and the Option Consideration (as defined in the Acquisition Agreement), (2) to pay merger consideration in respect of shares which are not acquired by Merger Sub pursuant to the Tender Offer (or pursuant to the Top-Up Stock Option, if that option shall have been exercised in accordance with the terms and conditions of the Acquisition Agreement) and (3) to pay the aggregate amount of all fees, commissions and expenses not paid as of the Initial Closing Date in connection with the Acquisition.
          No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates CIT Healthcare to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent CIT Healthcare serves in such capacity, CIT Healthcare and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

          (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Initial Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Initial Closing Date (or, if such notice is delivered after the Initial Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan or Swing Line Loan, as the case may be.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
          (ii) in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and
          (iii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.
          (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan, which must be made and maintained only as Base Rate Loans and except that the Term Loans must be maintained as Base Rate Loans for the first (5) Business Days following the Initial Closing Date or the Second Closing Date, as applicable), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. The Term Loans shall be maintained as either Eurodollar Rate Loans or Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate

Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
          (d) Interest payable pursuant to Section 2.8(a) shall be computed in the case of Base Rate Loans and Eurodollar Rate Loans on the basis of a 360 day year for the actual number of days elapsed in the period during which such Type of Loan accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
          (f) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.
     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
          (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,500,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.
          (b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
          (a) Borrower agrees to pay to Lenders:

          (i) having Revolving Exposure, commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of all outstanding Revolving Loans, times (2) 0.50% per annum; and
          (ii) having Revolving Exposure, letter of credit fees equal to (1) the Applicable Margin (for Revolving Loans that are Eurodollar Rate Loans), times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
          (iii) if the 90% Closing Condition has not been met on or prior to the Initial Closing Date, (y) from and after the forty-fifth (45th) day after the Initial Closing Date through and including the ninetieth (90th) day after the Initial Closing Date, commitment fees equal to (1) the portion of the Term Loan Commitments not funded on the Initial Closing Date, times (2) 0.50% per annum, and (z) from and after the ninety-first (91st) day after the Initial Closing Date through and including the Second Closing Date, commitment fees equal to (1) the portion of the Term Loan Commitments not funded on the Initial Closing Date, times (2) 1.00% per annum.
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof and shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that any fees owing under clause (a)(iii) above shall be due and payable on the Second Closing Date.
          (b) Borrower agrees to pay the Administrative Agent, for the account of the Issuing Bank, the following fees:
          (i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
          (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon, including, without limitation, any fees addressed in the Fee Letter.
     2.12. Scheduled Payments/Commitment Reductions.
          (a) Term Loan. The principal amount of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below,commencing December 31, 2006 (unless the Second Closing Date occurs on or after October 16, 2006, in which case the first Installment shall be March 31, 2007) (with the remaining balance of the Term Loans due and payable in full in cash on the Term Loan Maturity Date):

Term Loan
Date	Installment
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	23.75%
March 31, 2012	23.75%
June 30, 2012	23.75%
Term Loan Maturity Date	23.75%, together with all other amounts due and payable in accordance with Section 2.1(a)

Notwithstanding the foregoing, such Installments shall be reduced on a pro rata basis in connection with any voluntary or mandatory prepayments of the Term Loans, in accordance with Sections 2.13, 2.14 and 2.15, as applicable.
          (b) Revolving Loans. The Revolving Commitments shall be reduced in connection with any voluntary or mandatory prepayments of the Revolving Loans, in accordance with Sections 2.13 and 2.14, as applicable. The Revolving Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Revolving Loan Maturity Date.
     2.13. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
     (i) Any time and from time to time:
          (1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount;
          (2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount; and
          (3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000, and in integral multiples of $500,000 in excess of that amount.
     (ii) All such prepayments shall be made:
          (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;
          (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

          (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (b) Voluntary Commitment Reductions.
          (i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
     2.14. Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Initial Closing Date through the applicable date of determination do not exceed $2,500,000, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

          (b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
          (c) Issuance of Equity. If Holdings or any of its Subsidiaries shall issue any Capital Stock or Equity Rights (it being understood that the issuance of debt securities convertible into, or exchangeable or exercisable for, any Capital Stock or Equity Right shall be governed by Section 2.14(d)) (other than Excluded Equity Issuances) (each, an “Equity Issuance”), 50% of the Net Debt/Equity Proceeds thereof shall be applied immediately after receipt thereof to prepay the Obligations outstanding under the Loans as set forth in Section 2.15(b); provided however, that notwithstanding the foregoing, the issuance of any preferred Capital Stock or Equity Rights shall require the prepayment of 100% of the Net Debt/Equity Proceeds thereof to the Obligations outstanding under the Loans as set forth in Section 2.15(b).
          (d) Issuance of Debt. If Holdings or any of its Subsidiaries shall, incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Capital Stock or Equity Rights) (other than Excluded Debt Incurrences) (each, a “Debt Incurrence”), 100% of the Net Debt/Equity Proceeds thereof shall be applied immediately after receipt thereof to prepay the Obligations outstanding under the Loans as set forth in Section 2.15(b).
          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending on or about December 31, 2006), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans); provided, for any Fiscal Year in which the Total Leverage Ratio (determined by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be 4.00:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 50% of such Consolidated Excess Cash Flow; provided further that for the Fiscal Year ending on or about December 31, 2006, Consolidated Excess Cash Flow shall be determined on a pro forma basis from the Second Closing Date through and including the end of such Fiscal Year.
          (f) Revolving Loans Advanced on the Second Closing Date. If Borrower shall incur any Indebtedness on or prior to the Second Closing Date consisting of Revolving Loans, Borrower shall prepay the entire amount of such Revolving Loans within two (2) Business Days following the Second Closing Date, which shall be applied immediately after receipt thereof to prepay the obligations then-outstanding under the Revolving Loans pursuant to Section 2.15(b) in an amount equal to the lesser amount of such outstanding amount and the Laserscope Cash.
          (g) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
          (h) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.15. Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments by Type of Loans. Prior to the occurrence and continuance of an Event of Default, any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment. If either (i) Borrower fails to specify the Loans to which any such prepayment shall be applied, or (ii) an Event of Default shall have occurred and be continuing at the time of such prepayment, such prepayment of the Loans pursuant to Section 2.13(a) shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, and second, to repay outstanding Revolving Loans and Term Loans on a pro rata basis, and further with respect to the Term Loans, on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.
          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:
          first, to prepay Term Loans; and further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans;
          second, to prepay the Swing Line Loans to the full extent thereof;
          third, to prepay the Revolving Loans to the full extent thereof;
          fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment;

          fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization; and
          sixth, to further permanently reduce the Revolving Commitments to the full extent thereof; provided that in the case of clauses fourth through and including sixth of Section 2.15(b), the Revolving Commitments shall be permanently reduced only if and to the extent that both (y) such prepayment arises as a result of an Asset Sale under this Section 2.14 and (z) there has been a notice in writing by the Administrative Agent to the Borrower that the Required Lenders have determined (after the Administrative Agent having received at least five (5) Business Day’s prior written notice of such Asset Sale from the Borrower) that the Collateral securing the Obligations after giving effect to the most recent or then contemplated Asset Sale is insufficient to adequately collateralize such Obligations (taking into account any remaining undrawn Commitments and any commitment increases which might result as a result of Section 2.2(b)) (it being understood that the Lenders shall, if requested by the Borrower, consider in good faith whether the Collateral securing the Obligations after giving effect to the most recent or then contemplated Asset Sale is sufficient to adequately collateralize such Obligations (taking into account any remaining undrawn Commitments and any commitment increases which might result as a result of Section 2.2(b))).
          (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
          (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes

Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents and/or Lenders hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower or at Borrower’s option be deemed to be converted to a Funding Notice for a Base Rate Loan.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a

Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Initial Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (taking into account taxes with respect to sums payable pursuant to this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Initial Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Initial Closing Date (in the case of each Lender listed on the signature pages hereof on the Initial Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Initial Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
          (d) Tax Benefit. If any Lender, Issuing Bank or any Agent determines in its sole discretion that it has received a refund of, reduction of, or the benefit of a credit against its tax or otherwise recovers an amount in connection with any payment by Borrower pursuant to this Section 2.20 (a “Tax Benefit”), such Person shall reimburse Borrower for the amount determined by such Person to be the Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by any Credit Party under this Section 2.20 with respect to the Taxes giving rise to such Tax Benefit), after reduction for any out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), obtained by such Person as a consequence of such Tax Benefit; provided, however, that the Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties (to the extent not imposed as a result of the any Agent’s, Issuing Bank’s or Lender’s, as the case may be, gross negligence or willful misconduct), interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within a reasonable time (which shall not to exceed 20 days) after receipt of written notice that any Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Credit Party the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts or indemnification payments giving rise to such Tax Benefit had never been paid.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender;

provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Initial Closing Date. The effectiveness of this Agreement and the funding of the Revolving Loans, and the Term Loans (but only to the extent that the 90% Closing Condition has been satisfied), on the Initial Closing Date shall be subject, in addition to the terms and conditions set forth in Sections 2.1 and 2.2, to the satisfaction, or waiver in accordance with Section 10.5, of each of the following conditions:
          (a) Credit Documents. To the extent any Credit Document is not otherwise specifically identified below, the Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party.

          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Initial Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Initial Closing Date, certified as of the Initial Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Initial Closing Date; and (v) such other documents related to the foregoing as Administrative Agent may reasonably request.
          (c) Representations and Warranties. The representations and warranties of the Credit Parties, Laserscope and each of their respective Subsidiaries under the Credit Documents and the Related Agreements shall be true and correct and no Default or Event of Default under the Credit Documents shall have occurred and be continuing and no default or event of default under the Related Agreements shall have occurred and be continuing (it being understood that the representations and warranties contained in Section 4 hereof shall, for purposes of this Section 3.1(c), be deemed to be being made after giving effect to the consummation of the Acquisition).
          (d) Satisfactory Acquisition Documentation and Structure. The structure utilized to consummate the Acquisition, the terms thereof (including the terms and conditions of the Tender Offer and the Acquisition Documents), the costs and expenses incurred in connection therewith, the pro forma capitalization of the Holdings and its Subsidiaries after giving effect to the Acquisition, the Tender Offer and the definitive documentation relating thereto shall be in form and substance reasonably satisfactory to the Administrative Agent; it being understood that the structure and terms of (i) the Acquisition (as reflected in the Acquisition Agreement as in effect on June 3, 2006), (ii) the Tender Offer (as of June 30, 2006) including an extension of the Tender Offer under Section 1.1(d) of the Acquisition Agreement and modification of the Tender Offer to the Minimum Condition (as defined in Section 1.1(e) of the Acquisition Agreement) and (iii) the pro forma capitalization of the Holdings and its Subsidiaries after giving effect to the Acquisition, the Tender Offer and the definitive documentation relating thereto (as previously disclosed in writing to the Administrative Agent) are reasonably satisfactory.
          (e) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons including shareholders, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit

Documents or the Related Agreements, and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (f) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:
          (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(f) (each, a “Mortgaged Property’’);
          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
          (iii) in the case of each Leasehold Property that is a Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;
          (iv) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Initial Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
          (v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and
          (vi) ALTA surveys of all Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Initial Closing Date.

          (g) Environmental Reports. Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) standards and applicable state requirements, on any fee-owned Real Estate Asset or any Real Estate Asset that is a Leasehold Property, prepared by environmental engineers satisfactory to Administrative Agent, all in form and substance satisfactory to Administrative Agent, and the Administrative Agent shall have further received such environmental review and audit reports, including Phase II reports and compliance audits, with respect to any fee-owned Real Estate Asset or any Real Estate Asset that is a Leasehold Property or operations of any Credit Party as the Administrative Agent shall have requested, and the Administrative Agent shall be satisfied, with the contents of all such environmental reports; the Administrative Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and Lenders to rely on such reports.
          (h) The Administrative Agent (or its counsel) shall have received the following:
          (i) a duly executed counterpart of this Agreement signed by or on behalf of each party hereto (which may include telecopy transmission of a signed signature page of this Agreement);
          (ii) duly executed Revolving Credit and Term Notes payable to each Lender requesting the same and the Swingline Note payable to the Swingline Lender;
          (iii) a certificate of the Secretary or Assistant Secretary of each Credit Party, attaching and certifying copies of its charter documents, bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Credit Documents to which it is a party and certifying the name, title and true signature of each officer of such Credit Party executing the Credit Documents to which it is a party;
          (iv) a duly executed Pledge and Security Agreement, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Pledge and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly executed by the Credit Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Credit Parties requested by the Lenders or any Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens, (C) duly executed waivers of warehousemen and/or bailees with respect to all Inventory (as defined in the Pledge and Security Agreement) of any Credit Party located locations not owned or leased by a Credit Party, (D) duly executed copyright security agreements, patent security agreements and trademark security agreements, if applicable and, (F) a Landlord Waiver and Consent Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party, together with a copy of all leases of any Real Estate Asset (certified by an Authorized Officer of the Borrower) to which any Credit Party is a party;

          (v) duly executed control account agreements with each bank or other financial institution that maintains Deposit Accounts and blocked accounts and each securities intermediary that maintains investment accounts, on behalf of any Credit Party on the Initial Closing Date;
          (vi) duly executed collateral assignment of the rights of the Credit Parties under the Acquisition Agreement;
          (vii) (A) original notes (including intercompany notes) payable to the order of any of the Credit Parties, and (B) note endorsements, allonges or other appropriate instruments of transfer executed in blank; and
          (viii) (A) original stock certificates evidencing the issued and outstanding shares of capital stock pledged to the Collateral Agent to the Pledge and Security Agreement, and (B) stock powers or other appropriate instruments of transfer executed in blank.
          (i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:
          (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) a completed Collateral Questionnaire dated the Initial Closing Date and duly executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
          (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

          (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument reasonably required by Collateral Agent.
          (j) Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidating balance sheet and income statement of each of Holdings and its Subsidiaries and Laserscope and its Subsidiaries, in each case as of the Fiscal Quarter ended March 31, 2006, (iii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Initial Closing Date, and reflecting the consummation of the Acquisition, the issuance of the Senior Subordinated Notes, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Initial Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, and (iv) the Projections. The Administrative Agent shall have received for each of Holdings and its Subsidiaries and Laserscope and its Subsidiaries monthly financial statements for each fiscal month after the most recent fiscal period for which financial statements were received by the Administrative Agent and ended at least thirty (30) days before the Initial Closing Date. All such financial statements shall be satisfactory in form and substance to the Administrative Agent.
          (k) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Oppenheimer Wolff & Donnelly, LLP, counsel for Credit Parties, with respect to Minnesota, New York and Delaware law and satisfaction of the Tender Offer conditions in the form of Exhibit D-1, (ii) Preston, Gates & Ellis LLP, California counsel for the Credit Parties with respect to California law in the form of Exhibit D-2, (iii) Ryley, Carlock & Applewhite, P.A., Arizona counsel for the Credit Parties with respect to Arizona law in the form of Exhibit D-3 (unless the 90% Closing Condition is not met on the Initial Closing Date in which case such opinion shall be delivered on the Second Closing Date), in each case such opinion shall be dated as of the Initial Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (l) Solvency. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Holdings and Borrower in form and substance satisfactory to the Administrative Agent, supporting the conclusions that after giving effect to the transactions contemplated by the Credit Documents and the Related Agreements, Holdings and each of its Subsidiaries are Solvent.
          (m) Tender Offer Documents. The Administrative Agent shall have received a copy of each of the agreements, announcements, certificates and other documents, certified as being true, complete and correct by an Authorized Officer of Borrower and Holdings, executed and/or delivered in connection with the Tender Offer.
          (n) Officer’s Certificate. Borrower shall have delivered to Administrative Agent and Syndication Agent an originally executed Officer’s Certificate, together with all attachments thereto.

          (o) Required Regulatory Documentation. The Administrative Agent shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including all information required to be delivered in connection with Section 4.25, and (ii) all documentation and other information required by the Administrative Agent to be delivered in connection with compliance with regulation U of the Board of Governors, including without limitation the delivery of a fully executed Statement of Purpose of an Extension of Credit Secured by Margin Stock by a Person Subject to Registration Under Regulation U (Federal Reserve Form G-3).
          (p) Consummation of the Acquisition.
          (i) (1) All conditions to the consummation of the transactions contemplated by the Acquisition Agreement (including, without limitation, the Offer Conditions) shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, (2) either the 90% Closing Condition or the Revised Minimum Condition has been met, (3) the aggregate cash consideration payable to the shareholders (including the holders of options, warrants, convertible instruments and other share equivalents) of Laserscope in connection with the Acquisition shall not exceed $720,000,000 and (4) if the 90% Closing Condition has not been met and the Revised Minimum Condition has been met, the Administrative Agent shall have been delivered binding voting agreements or shareholders agreements which ensure, to the Required Lenders’ sole satisfaction, that the merger of Merger Sub with and into Laserscope will be approved by the holders of more than 50% of the Capital Stock of Laserscope entitled under applicable law and the constituent documents (including, if applicable, Merger Sub after the acquisition of shares by it under the Tender Offer) to approve such merger; and
          (ii) Administrative Agent shall have received a fully executed copy of each Acquisition Document and any documents executed in connection therewith, (certified by an Authorized Officer as being true, correct and complete copies) together with copies of each of the opinions of counsel delivered to the parties under the Acquisition Documents, accompanied by a letter from each such counsel authorizing the Administrative Agent and Lenders to rely upon such opinion to the same extent as though it were addressed to the Administrative Agent and Lenders. Each Acquisition Document shall be in full force and effect. No provision of the Acquisition Agreement shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.
          (q) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, materially impairs the Acquisition, or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could reasonably be expected to have a Closing Date Material Adverse Effect.

          (r) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule 4.1(r), in form and substance satisfactory to Administrative Agent.
          (s) Issuance of Subordinated Indebtedness.
          (i) The aggregate amount of the Senior Subordinated Notes issued by Borrower shall not be less than $373,750,000 and the net proceeds from the issuance thereof retained by Holdings and contributed by Holdings to the Borrower and by the Borrower to Merger Sub shall be no less than $362,537,500.
          (ii) Administrative Agent shall have received a certified fully executed copy of each Subordinated Debt Document and any documents executed in connection therewith. Each Subordinated Debt Document shall be in full force and effect, and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.
          (t) Existing Indebtedness. On the Initial Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Initial Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.
          (u) Evidence of Insurance. Collateral Agent shall have received certificates from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (v) Fees and Expenses. If the 90% Closing Condition has been met, Borrower shall have paid to Syndication Agent, Administrative Agent and Documentation Agent, the fees and expenses payable on the Initial Closing Date, including, without limitation those fees required to be paid on or prior to the Initial Closing Date under the Fee Letter (including the entirety of any commitment, facility and underwriting fees whether or not expressly required under the Fee Letter); the fees referred to in Section 2.11 and Section 10.2 and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document and under any other agreement with any Agent. If the 90% Closing Condition has not been met, the foregoing fees and expenses shall be paid to the Syndication Agent, Administrative Agent and Documentation Agent herein on or prior to the Second Closing Date. Notwithstanding the deferral of payment set forth above, all fees and expenses shall be deemed earned and due and payable as of the Initial Closing Date, regardless of the deferral of payment thereof to the Second Closing Date.

          (w) Maximum Senior Debt Leverage Ratio. The pro forma financial statements delivered pursuant to Section 3.1(j) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Initial Closing Date and immediately after giving effect to the transactions contemplated by the Related Agreements and any Credit Extensions to be made on the Initial Closing Date and on the Second Closing Date, the ratio of (i) Consolidated Senior Debt to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending March 31, 2006 shall not be greater than 3.20 to 1.00.
          (x) Maximum Total Debt Leverage Ratio. The pro forma financial statements delivered pursuant to Section 3.1(j) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Initial Closing Date and immediately after giving effect to the transactions contemplated by the Related Agreements and any Credit Extensions to be made on the Initial Closing Date and on the Second Closing Date, the ratio of (i) Consolidated Total Indebtedness as of the Initial Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending March 31, 2006 shall not be greater than 6.40 to 1.00.
          (y) No Material Adverse Change. Since March 31, 2006, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Closing Date Material Adverse Effect.
          (z) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (aa) No Adverse Proceedings. There shall be no litigation or proceeding pending against any Credit Party (including any injunctive, declaratory or other equitable actions), that if adversely determined could reasonably be expected to prevent or prohibit the effectiveness of the Merger.
          (bb) Retained Term Loan Proceeds. To the extent that the Term Loan is funded on the Initial Closing Date, the Retained Term Loan Proceeds shall be deposited in the Retained Term Loan Proceeds Deposit Account.
Notwithstanding the foregoing, subsections (a), (b), (f), (g), (h), (i), (k), (o), (t) and (u) of this Section 3.1 shall not apply in respect of Laserscope and its Subsidiaries, if the Initial Closing Date is occurring on the basis of the Revised Minimum Condition.
     3.2. Second Closing Date.
          (a) To the extent that the 90% Closing Condition was not satisfied on or prior to the Initial Closing Date and the Lenders have not previously funded the Term Loans hereunder, the obligation of each Lender to make the Term Loans on the Second Closing Date is subject, in addition to the terms and conditions set forth in Sections 2.1 and 2.2, to satisfaction, or waiver in accordance with Section 10.5, of each of the following conditions:

          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice;
          (ii) the Merger shall have become or been declared wholly unconditional in all respects on or prior to December 31, 2006 and 100% of the Capital Stock of Laserscope (including any Capital Stock issuable under warrants, options, convertible instruments or other share equivalents), not theretofore acquired by Merger Sub on the Initial Closing Date, shall have been or shall contemporaneously be purchased and shall have been or shall be paid for contemporaneously with the making of such Loans;
          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (v) as of such Credit Date, since March 31, 2006, there shall have been no change which has had or could reasonably be expected to have a Closing Date Material Adverse Effect;
          (vi) the Chief Financial Officer of Borrower shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating to the satisfaction of Agent that, as of such Credit Date, Borrower expects, after giving effect to the proposed borrowing and based upon good faith determinations and Projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter;
          (vii) immediately prior to giving effect to the Merger, the aggregate Cash and Cash Equivalents of Laserscope and its Subsidiaries will not be less than the Laserscope Cash, plus the sum of (a) the cash component of the exercise price payable Merger Sub in respect of the Top-Up Stock Option, if any, and (b) any obligations outstanding under the Existing Laserscope Credit Agreement, less checks in transit, if any;
          (viii) (1) all conditions to the consummation of the transactions contemplated by the Acquisition Agreement (including, without limitation, the Offer Conditions) shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and (2) the aggregate cash consideration payable to the shareholders (including the holders of options, warrants, convertible instruments and other share equivalents) of Laserscope in connection with the Acquisition shall not exceed $720,000,000;

          (ix) (i) there shall be no Indebtedness or any other obligations outstanding under the Existing Laserscope Credit Agreement, (ii) any commitments to lend or make other extensions of credit thereunder shall have been, or contemporaneous therewith shall be, terminated, (iii) there shall have been, or contemporaneously therewith shall be, delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Laserscope and its Subsidiaries thereunder (including the delivery of a payoff, termination, release or other similar letter), and (iv) Holdings and its Subsidiaries shall have made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder;
          (x) Borrower shall have paid to Syndication Agent, Administrative Agent and Documentation Agent, the fees and expenses payable, including, without limitation those fees required to be paid under the Fee Letter (including the entirety of any commitment, facility and underwriting fees whether or not expressly required under the Fee Letter); the fees referred to in Section 2.11 and Section 10.2 and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document and under any other agreement with any Agent;
          (xi) Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Oppenheimer Wolff & Donnelly, LLP, counsel for Credit Parties with respect to Delaware, New York and Minnesota law, (ii) Preston, Gates & Ellis LLP, California counsel for the Credit Parties with respect to California law, including the effectiveness of the Merger, and (iii) Ryley, Carolock & Applewhite, P.A., Arizona counsel for the Credit Parties with respect to Arizona law (but only to the extent the 90% Closing Condition is not met on the Initial Closing Date), in each case such opinion shall be dated as of the Second Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders); and
          (xii) as of such Credit Date, there shall be no litigation or proceeding pending against any Credit Party (including any injunctive, declaratory or other equitable actions), that if adversely determined could reasonably be expected to prevent or prohibit the effectiveness of the Merger.
     3.3. Conditions to All Other Credit Extensions.
          (a) The obligation of each Lender to make any Loan (other than the Loans on the Initial Closing Date and the Second Closing Date) or Issuing Bank to issue any Letter of Credit is subject to satisfaction of the following conditions:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

          (ii) Both before and after giving effect to the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (v) in the case of each Credit Date occurring after the Second Closing Date, as of such Credit Date, since March 31, 2006, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
          (vi) the Chief Financial Officer of Borrower shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating to the satisfaction of Agent that, as of such Credit Date, Borrower expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter;
          (vii) to the extent the Credit Extension is to be used for a Permitted Acquisition, evidence satisfactory to the Administrative Agent that the conditions to such Permitted Acquisition have been satisfied;
          (viii) unless the Collateral Agent shall have obtained a perfected security interest in an to all Deposit Accounts of the Holdings and its Subsidiaries, after giving effect to such Credit Extension the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $5,000,000; and
          (ix) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
     Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give

Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce each Agent, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lenders and Issuing Bank, on the date hereof, on the Initial Closing Date, on the Second Closing Date and on each other Credit Date, that the following statements are true and correct (it being understood and agreed that (i) the representations and warranties made on the Initial Closing Date and on the Second Closing Date are deemed to be made concurrently with the consummation of the Acquisition and the other transactions contemplated by the Credit Documents and the Related Agreements, whether or not the same shall have been consummated (with the effect that for purposes of this Section 4 the terms “Credit Party” and “Subsidiaries” shall be deemed to include Laserscope and its Subsidiaries) and (ii) any representation and warranty which is qualified by reference to “Material Adverse Effect” shall, for each Credit Date after the Second Closing Date be a reference to such term without regard to clauses (b) and (c) of the proviso to the definition thereof):
     4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
     4.2. Capital Stock and Ownership. The Capital Stock of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof and as of the Initial Closing Date and as of the Second Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower or any of its Subsidiaries. Schedule 4.2(a) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Initial Closing Date and Schedule 4.2(b) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Second Closing Date. Holdings owns no assets other than the Capital Stock of the Borrower and Holdings owns 100% of the Capital Stock of the Borrower.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners of Holdings or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents that will be obtained on or before the Initial Closing Date (to the extent required to be so obtained by such date), and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
     4.5. Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except as otherwise set forth on Schedule 4.5 hereto, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Initial Closing Date.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.
     4.8. Projections. The financial projections of Holdings and its Subsidiaries for the period of Fiscal Year 2006 through and including Fiscal Year 2013 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Initial Closing Date and as of the Second Closing Date, management of Holdings believed that the Projections were reasonable and attainable.
     4.9. No Material Adverse Change. Since March 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, (i) in the case of Credit Dates on or before the Second Closing Date, a Closing Date Material Adverse Effect and (ii) in the case of all other Credit Dates, a Material Adverse Effect.
     4.10. No Restricted Payments. Since March 31, 2006, other than as provided for in the Indenture (as in effect on June 27, 2006), neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as would be permitted pursuant to Section 6.5.
     4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed or valid extensions have been taken, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

     4.13. Properties.
          (a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
          (b) Real Estate. As of the Initial Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed on Schedule 4.13 in response to clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Real Property, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except for Permissible Substances (as defined in the Environmental Indemnity Agreement), which are generated, transported, treated, stored and disposed of in compliance with Environmental Laws. Compliance with all requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Initial Closing Date and on the Second Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
     4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
     4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

     4.20. Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are substantially in compliance with all applicable provisions and requirements of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPPA”), and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan according to their terms, including filing or furnishing to the IRS, DOL or other Governmental Authority, or to participants or beneficiaries of each Employee Benefit Plan, any reports, returns, notices and other documentation required to be filed or furnished. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, taking into account the changes in qualification requirements under Section 401(a) of the Internal Revenue Code made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (and each Employee Benefit Plan has been timely amended to reflect changes in the qualification requirements under section 401(a) of the Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 and any applicable IRS guidance issued thereunder) and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability, penalty or tax to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 4.20 or to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), does not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated under the Credit Documents or Related Agreements, other than those fees disclosed to the Administrative Agent in writing.

     4.22. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.23. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including, without limitation, (x) the rules and regulations of the Securities and Exchange Commission, the Department of Health and Human Services, the Food and Drug Administration and the Department of Justice, which apply to the conduct of its business compliance, (y) all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries, and (z) any State of Federal Care Program and Health Care Law), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All billing practices of Holdings and its Subsidiaries, and of any agent acting on behalf of or for the benefit of Holdings or any of its Subsidiaries, have been and are in compliance in all material respects with all applicable laws and regulations of all State or Federal Health Care Programs. Without limiting the generality of the foregoing statement, none of Holdings or any of its Subsidiaries has billed or received payment or reimbursement for, or advised its clients to bill or receive reimbursement for, amounts in excess of those allowed by law. Neither the Holdings nor and of its Subsidiaries, nor any shareholder, director, officer or employee thereof, or any agent acting on their behalf or for their benefit, has directly or indirectly offered or paid any remuneration, in cash or in kind, directly or indirectly, overtly or covertly, in return for (i) referring an individual to a health care provider for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a State or Federal Health Care Program, or (ii) purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a State or Federal Health Care Program. Neither Holdings nor any of its Subsidiaries, nor any shareholder, director, officer or employee thereof, or any agent acting on their behalf or for their benefit, has been excluded from participating in any State or Federal Health Care Program, and (2) none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)) of Holdings or any of its Subsidiaries has been excluded from any State or Federal Health Care Program or been subject to sanction or been convicted of a crime in connection with any State or Federal Health Care Program or under any Health Care Law, nor has any such action been proposed or threatened, nor, to the best knowledge of each of Holdings and its Subsidiaries, is there a basis for any such action.
     4.24. Permits. Each of Holdings and its Subsidiaries holds all governmental and third-party permits which are necessary for it to own its property and to lawfully conduct its business and operations in the manner in which they currently are, and historically have been, conducted. All such permits are valid and in full force and effect, except where the failure to obtain such a Permit or its invalidity, in whole or in part, would not have a Material Adverse Effect. No governmental authority has revoked, terminated, suspended or limited any permit, nor has any such action been proposed or threatened, nor is there a basis for any such action. Each of Holdings and its Subsidiaries believes it can obtain, without undue burden or expense, all additional permits as may be necessary for it to expand its business and operations into new markets and jurisdictions. No permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.
     4.25. Disclosure. No representation or warranty of Holdings, Laserscope or any of their respective Subsidiaries contained in any Credit Document, any Related Agreement, or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings, Laserscope or any of their respective Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.26. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.27. Insurance. Set forth on Schedule 4.27 is a summary of all policies of insurance and programs of self insurance maintained by the Credit Parties as of the Initial Closing Date. Such policies of insurance and/or programs of self-insurance satisfy the requirements of Section 5.05.
     4.28. Security Interests. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when stock certificates representing Collateral are delivered to the Collateral Agent, the Pledge and Security Agreement shall constitute a fully perfected security interest in all right, title and interest of such pledgor in such Collateral.
     4.29. Intellectual Property. Each Credit Party has obtained all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its respective business as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 (it being understood and agreed that any covenant which is qualified by reference to “Material Adverse Effect” shall for all times after the Initial Closing Date (if the 90% Closing Condition has been met) or the Second Closing Date (if the 90% Closing Condition is not met on or prior to the Initial Closing Date) be a reference to such term without regard to clauses (b) and (c) of the proviso to the definition thereof).
     5.1. Financial Statements and Other Reports. Borrower will deliver to Administrative Agent, Lead Arranger and Lenders:
          (a) Quarterly Financial Statements. Within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings and its Subsidiaries, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Holdings and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the prior Fiscal Year and ending with the end of such Fiscal Quarter, certified by a the chief financial officer pursuant to a Financial Officer Certification of Holdings or Borrower, together with a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial covenants contained herein and to the effect that, in making the examination necessary for the signing of such certificate or otherwise, such officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such officer has become aware of such Default or Event of Default, describing in reasonable detail such Default or Event of Default and the steps, if any, being taken to cure it (it being understood and agreed that the delivery of Holdings’ Form 10-Q for such Fiscal Quarter as filed with the SEC, if certified as required in this Section 5.1(a), shall satisfy such requirements);
          (b) Annual Financial Statements. Within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 90 days after the end of each Fiscal Year of Holdings and its Subsidiaries, a copy of the annual audit report for such Fiscal Year for Holdings and its Subsidiaries, including therein a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Holdings and its Subsidiaries for such Fiscal Year, in each case certified (without any impermissible qualification) in a manner acceptable to the Administrative Agent by one of the “big four” independent accounting firms or any other independent public accountants reasonably acceptable to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (it being understood and agreed that the delivery of Holdings’ Form 10-K for such Fiscal Year as filed with the SEC, if certified as required in this Section 5.1(b), shall satisfy such requirements);
          (c) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (e) Notice of Default. Promptly upon any Authorized Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
          (f) Notice of Litigation. Promptly upon any Authorized Officer of Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

          (g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall request;
          (h) Financial Plan. Immediately after board approval thereof, and in any event no later than thirty (30) days following the first Business Day of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year and (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans;
          (i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;
          (j) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or any of its Subsidiaries;
          (k) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

          (l) Information Regarding Collateral. Borrower will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
          (m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the date hereof or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
          (n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and
          (o) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless Borrower specifies otherwise. Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side Lenders.

     5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than with respect to Holdings and any of its Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
     5.5. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Credit Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     5.7. Lenders Meetings. Borrower will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9. Environmental.
          (a) Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Real Property or with respect to any Environmental Claims; which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
          (iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Promptly upon the reasonable written request of Administrative Agent following receipt by Borrower of an Environmental Claim which could reasonably be expected to have a Material Adverse Effect, Borrower shall provide Administrative Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a release or threatened release of Hazardous Materials or non-compliance with Environmental Laws and the potential costs in connection with abatement, cleanup and removal of any Hazardous Materials found on, under, at or within the Real Property or to come into compliance with Environmental Law. Any report or investigation of such Hazardous Materials proposed and acceptable to an appropriate authority that is charged to oversee the clean-up of such Hazardous Materials shall be acceptable to Administrative Agent. If such estimates, individually or in the aggregate, exceed $100,000, Administrative Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Administrative Agent to secure payment of these costs and expenses.
     5.10. Subsidiaries.
          (a) In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall (i) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering (or causing to be executed and delivered) to Administrative Agent and Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(f), 3.1(h) and 3.1(i). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.
          (b) In the event that any Person is or becomes a Foreign Subsidiary of the Borrower or Holdings, the Borrower or Holdings, as applicable, shall (i) promptly cause such Foreign Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering (or causing to be executed and delivered) to Administrative Agent and Collateral Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(f), 3.1(h) and 3.1(i); provided,
(A)	subject to clauses (B) and (C) of this proviso, the actions specified in this Section 5.10(b) shall not be required with respect to any Foreign Subsidiary for so long as Section 956 (or an equivalent successor provision) of the Code shall remain a requirement of law applicable to Holdings and its Subsidiaries,

(B)	the exception in clause (A) of this proviso shall not apply to (1) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (2) 100% of the Capital Stock not constituting Voting Stock of any such Subsidiary, except that any such Capital Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.10(b) (i.e., a pledge in favor of the Collateral Agent for the benefit of the Secured Parties shall be required in respect of such Capital Stock),

(C)	the exception in clause (A) of this proviso shall only apply in respect of Subsidiaries formed or acquired after the Initial Closing Date if either

(x)	the aggregate amount of the Investments made since the Initial Closing Date by the Credit Parties in or to acquire Foreign Subsidiaries by means other than as advances under Non-U.S. Intercompany Notes which are pledged under Non-U.S. Intercompany Security Documents, inclusive of any such Investments in such Foreign Subsidiary, is less than $25,000,000 (but excluding advances after the Initial Closing Date) under unsecured Non-U.S. Intercompany Notes to the extent principal amounts of the same have been repaid) or

(y)	both
(I)	the Credit Party that holds, directly or indirectly, 100% of the Voting Stock of such Foreign Subsidiary has entered into one or more Non-U.S. Intercompany Notes with such Foreign Subsidiary and

(II)	each such Non-U.S. Intercompany Note shall have been secured in favor of the Credit Party which is the lender to such Foreign Subsidiary under the Non-U.S Intercompany Note pursuant to one or more Non-U.S. Intercompany Note Security Documents by
(aa)	to the extent that the immediate parent company of such Foreign Subsidiary is not the Credit Party and is itself a Foreign Subsidiary, perfected first priority pledges of Voting Stock of the borrowing Foreign Subsidiary under such Non-U.S. Intercompany Note representing 100% of the Capital Stock not constituting Voting Stock of any such Foreign Subsidiary (provided that greater than 65% of the Voting Stock of each such Foreign Subsidiary will be so pledged only to the extent such pledge or security interest would not be prohibited by applicable law or could not be expected to result in materially adverse tax consequences) and

(bb)	except to the extent such pledges or security interests would be prohibited by applicable law, perfected first priority security interests in and mortgages on all other tangible and intangible assets (including without limitation accounts receivable, inventory, equipment, general intangibles, intercompany loans and notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of such Foreign Subsidiary, wherever located, then or thereafter owned. All such security agreements or similar instruments shall be in form and substance reasonably satisfactory to Collateral Agent.

With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. The provisions of this clause (b) notwithstanding, no Credit Party shall acquire or make any Investment in any Foreign Subsidiary in violation of Sections 6.7 and 6.9 or other applicable provisions of this Agreement.
     5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Initial Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(f) and 3.1(g) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
     5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of each Credit Party (other than Holdings and otherwise subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
     5.13. Miscellaneous Business Covenants. Unless otherwise consented to by Agents or Requisite Lenders:
          (a) Non-Consolidation. Borrower will and will cause each of Holdings and its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is not an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

          (b) Filing of Agreement. Holdings or such Subsidiaries shall file a copy of this Agreement and the schedules and exhibits hereto as material contracts with the SEC as and to the extent required by applicable laws and regulations.
     5.14. Syndication. The Borrower agrees to cooperate with CIT Capital and KeyBank, and agrees to cause Laserscope to cooperate with CIT Capital and KeyBank, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of Holdings and Laserscope and their respective Subsidiaries including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings or Laserscope or their respective Subsidiaries deemed reasonably necessary by CIT Capital and KeyBank to complete the syndication of the credit facilities under this Agreement (including, without limitation, obtaining the credit ratings for credit facilities provided for under this agreement and the Subordinated Debt Documents from Moody’s and S&P as and when necessary and (ii) the presentation of an information package reasonably acceptable in format and content to CIT Capital and KeyBank in meetings and other communications with prospective Lenders in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives of Holdings and Laserscope and their respective Subsidiaries with prospective Lenders and participation of such persons in meetings). Without limiting the foregoing, the Borrower authorizes and will obtain contractual undertakings from Laserscope to authorize, the use of their respective logos in connection with any such dissemination. At the request of the Administrative Agent, the Borrower agrees to prepare a version of the information package and presentation that does not contain material non-public information concerning Holdings or Laserscope, their respective affiliates or their securities. In addition, the Borrower agrees that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Commitments, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Holdings or Laserscope, their respective affiliates or their securities.
     5.15. Ratings. The Borrower shall use, and shall cause Holdings and its Subsidiaries to use, their commercially reasonable efforts to provide that the Indebtedness under the Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to the Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.
     5.16. Post Closing Covenants. The Borrower shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.
     5.17. Completion of Merger. From and after the Initial Closing Date, as soon as is reasonably practicable using best efforts, Merger Sub (together with Laserscope if the 90% Closing Condition has been met) will utilize (and the Borrower will cause Merger Sub (and Laserscope if the 90% Closing Condition has been met) to utilize) all legal means to cause the acquisition to occur and acquire the remaining outstanding shares of Capital Stock of Laserscope that Merger Sub does not then own, including, at the option of the Company, by merging Merger Sub with and into Laserscope, with Laserscope being the surviving entity, subject to terms and conditions reasonably satisfactory to the Administrative Agent, provided that unless otherwise consented to by the Administrative Agent, the cash component of the consideration paid for the acquisition of such shares of Capital Stock of Laserscope does not exceed the cash component of the consideration paid for any such shares of Capital Stock of Laserscope pursuant to the Tender Offer.
     5.18. Delisting of Laserscope. From and after the Initial Closing Date, as soon as is reasonably practicable, Borrower shall use all legal means to delist, or to cause Laserscope to delist, the trading of the shares of Capital Stock of Laserscope on the NASDAQ securities exchange.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness of any Guarantor to Borrower or to any other Guarantor, or of Borrower to any Guarantor; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;
          (c) on and before the Initial Closing Date, the Existing Indebtedness;
          (d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with (i) acquisitions or dispositions by Holdings or any of its Subsidiaries which have occurred prior to the Initial Closing Date and are described in Schedule 6.1(a), (ii) Permitted Acquisitions of Holdings or any of its Subsidiaries, or (iii) permitted dispositions after the date hereof of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;
          (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;
          (h) guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Subsidiary of Borrower of Indebtedness of Borrower or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;
          (i) (i) Indebtedness described in Schedule 6.1(a), but not any extensions, renewals or replacements of such Indebtedness except (A) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (B) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (A) or (B) above shall not (1) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (2) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (3) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom and (ii) unsecured intercompany Indebtedness owing by a Foreign Subsidiary to Holdings or a Domestic Subsidiary in an aggregate principal amount not to exceed, after the date hereof, the aggregate amount of Indebtedness described Schedule 6.1(b);
          (j) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $10,000,000 (including any purchase money Indebtedness acquired in connection with a Permitted Acquisition); provided, any such purchase money Indebtedness shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness;
          (k) other unsecured Indebtedness of Holdings and its Subsidiaries, in an aggregate amount not to exceed at any time $10,000,000;
          (l) subject to the limitations and requirements in Section 6.7(d)(iii), Indebtedness incurred by any Foreign Subsidiary of Holdings from Holdings or any of its Domestic Subsidiaries, in an aggregate outstanding amount not to exceed at any time $50,000,000;
          (m) Permitted Convertible Debt; provided that (x) no Default shall have occurred or be continuing or would result therefrom, (y) after giving effect to the incurrence of such Indebtedness, on a pro forma basis Holdings and its Subsidiaries would be in compliance with all of the terms and conditions of the Credit Documents (including any financial covenants and tests), and (z) to the extent that the aggregate principal amount of such Permitted Convertible

Debt exceeds $373,750,000, since the Initial Closing Date, the proceeds of such Permitted Convertible Debt shall be applied in accordance with Section 2.14(d) and Section 2.15(b); and
          (n) on and before the Second Closing Date, if the 90% Closing Condition has not been met, the Existing Laserscope Credit Agreement.
     The Credit Parties shall not, and shall not permit any of their Subsidiaries to issue any preferred stock or other preferred Capital Stock which (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred Capital Stock described in this paragraph.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
          (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to transactions permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (k) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Holdings or such Subsidiary;
          (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(f)(iv);
          (m) Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
          (n) Liens on property of a Person existing at the time such Person is acquired by a Credit Party or merged with or into or consolidated with any Credit Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; and
          (o) other Liens outstanding at any time in an aggregate amount not to exceed $1,000,000; provided that such Liens shall at all times be subordinate to the Liens of the Collateral Agent.
     6.3. Equitable Lien. If any Credit Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, Borrower shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
     6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     6.5. Restricted Payments. The Credit Parties shall not, and shall not permit any Subsidiary to, declare of make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
          (a) Domestic Subsidiaries may declare and pay (x) dividends ratably with respect to their Capital Stock or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of the Capital Stock in, such Subsidiaries or (y) additional shares of the same class of shares as the dividend being paid to the extent such payment complies with last sentence of Section 6.1, in each case to (i) any other Domestic Subsidiary, (ii) the Borrower, or (iii) any Guarantor that is a wholly owned subsidiary of the Borrower or Holdings;
          (b) Holdings may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid;
          (c) so long as no Event of Default shall have occurred and be continuing, Borrower and Holdings may purchase, redeem or acquire any of its Capital Stock or Equity Rights from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee, so long as the aggregate amount of payments under this 6.5(c) shall not exceed $2,000,000 in any Fiscal Year and $10,000,000 in the aggregate since the Initial Closing Date;
          (d) Borrower or Holdings may net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and to settle employers’ and directors’ federal, state and income tax liabilities (if any) related thereto;
          (e) Restricted Payments consisting of Indebtedness permitted (1) under clause (i) of Section 6.1(d) so long as Holdings and its Subsidiaries are in pro forma compliance with Section 6.8 both before and immediately after giving effect to such payment, and (2) under clauses (ii) and (iii) of Section 6.1(d) so long as (in the case of this clause (e)(ii)) both (A) Holding and its Subsidiaries are in pro forma compliance with Section 6.8 both before and immediately after giving effect to such payment and (B) after giving effect thereto, there are no outstanding Revolving Loans during the 5 days subsequent to such payment exclusive of any outstanding Letters of Credit);
          (f) Restricted Payments to the extent permitted pursuant to Section 6.15(b);
          (g) Subject to Section 4.01 of the Indenture, Restricted Payments or repurchases, redemptions, conversions or repayments of Senior Subordinated Notes not to exceed $15,000,000 in the aggregate in any Fiscal Year; provided, any unused portion of such amount for any Fiscal Year may be carried forward to only the immediately succeeding Fiscal Year at 100% of the unutilized portion thereof (but excluding any amount thereof carried forward from any preceding Fiscal Year);
          (h) the redemption, repurchase, acquisition or retirement of Capital Stock of any Subsidiary to the extent permitted pursuant to Section 6.7;
          (i) Holdings or Merger Sub may make any Restricted Payment required by the exercise of appraisal rights by Laserscope’s shareholders under Chapter 13 of the California General Corporation Law in connection with the Acquisition;
          (j) repayment to the holder of a Non-U.S. Intercompany Note by any obligor thereof; and
          (k) Foreign Subsidiaries may declare and pay (x) dividends ratably with respect to their Capital Stock or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of the Capital Stock in, such Subsidiaries or (y) additional shares of the same class of shares as the dividend being paid to the extent such payment complies with last sentence of Section 6.1, in each case to (i) any other Foreign Subsidiary, (ii) the Borrower, or (iii) any Guarantor that is a wholly owned subsidiary of the Borrower or Holdings.
     6.6. Restrictions on Subsidiary Distributions. Except as provided herein no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement or (iv) described on Schedule 6.6.
     6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) equity Investments owned as of the date hereof in any Subsidiary and Investments made after the date hereof in the Borrower and any wholly-owned Domestic Subsidiaries of Borrower;

          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
          (d) (i) intercompany loans to the extent permitted under Section 6.1(b), (ii) intercompany loans to the extent permitted under Section 6.1(i)(ii) and (iii) intercompany loans made after the Initial Closing Date from Holdings or a Domestic Subsidiary to a Foreign Subsidiary; provided, in the case of clause (iii), (A) the sum of the outstanding principal amount of unsecured intercompany loans made after the Initial Closing Date plus the aggregate amount of all Investments made after the Initial Closing Date by Holdings or a Domestic Subsidiary in a Foreign Subsidiary (other than in the form of Indebtedness under a Non-U.S. Intercompany Note secured by Non-U.S. Intercompany Security Documents (excluding any principal amounts advanced after the Initial Closing Date under an unsecured Non-U.S. Intercompany Note which have been repaid)) cannot exceed $25,000,000, (B) all intercompany loans made after the Initial Closing Date under such clause (iii) which are not unsecured loans, shall be evidenced by a Non-U.S. Intercompany Note and shall be secured by Non-U.S. Intercompany Security Documents (which shall have been accompanied by opinions of counsel and other deliveries reasonably requested by the Administrative Agent demonstrating the perfected security interests securing such Indebtedness), (C) the outstanding principal amount of intercompany loans made after the Initial Closing Date which are, at the time of determination, not unsecured loans, shall not exceed $50,000,000 less the sum of the outstanding principal amount of unsecured intercompany loans maintained pursuant to such clause (iii) plus the aggregate amount of all Investments made after the Initial Closing Date by Holdings or a Domestic Subsidiary which is not in the form of Indebtedness;
          (e) Consolidated Capital Expenditures permitted by Section 6.8(e);
          (f) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 in the aggregate;
          (g) Investments constituting Permitted Acquisitions which are permitted pursuant to Section 6.9; provided to the extent any such Investment constitutes an Investment in a Foreign Subsidiary, the amount of such Investment shall be included within, and subject to the maximum limits set forth in (i) the proviso to clause (i) below and (ii) the proviso to Section 6.9(e);
          (h) Investments described in Schedule 6.7;
          (i) Investments in Foreign Subsidiaries (not constituting Indebtedness and including equity Investments, conversion of debt to equity and contributions to capital (valued at fair market value at the time of such contribution) not to exceed $4,166,000 for each year since the Initial Closing Date can be made by Holdings or its Domestic Subsidiaries (e.g., in September 2008, assuming that no non-debt Investments had been made in Foreign Subsidiaries in reliance on this clause (i) prior to such time, up to $8,332,000 in non-debt Investments made be made by Holdings or a Domestic Subsidiary in a Foreign Subsidiary); provided that the combination of such non-debt Investments (without regard for any distributions, liquidation payments or other return in respect of such non-debt Investments) together with the then outstanding principal amount of unsecured intercompany Indebtedness incurred under clause (d)(iii) above, shall not at any time exceed $25,000,000;
          (j) Investments consisting of the contribution of the Capital Stock of the first-tier Foreign Subsidiaries of the Borrower to a Foreign Holding Company as permitted under Sections 6.14 and 6.18; and
          (k) other Investments (excluding Investments in Foreign Subsidiaries) in an aggregate amount not to exceed at any time $10,000,000.
Notwithstanding the foregoing or any of the other provisions of this Agreement, (i) in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5; and (ii) neither Holdings nor any Domestic Subsidiary, including without limitation the Borrower, shall either (a) make any Investment in any Foreign Subsidiary or (b) make any payment in respect of any Investment made in Holdings or such Domestic Subsidiary by any Foreign Subsidiary, in either case unless immediately prior to and immediately after giving effect to each such Investment or payment no Default or Event of Default shall exist under Section 8.1(a), (b), (c), (f), (g), (j), (m) or (o) and no Default or Event of Default shall exist in respect of the failure to comply with Article VI hereof.
6.8. Financial Covenants.
          (a) Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio as of the day nearest to the period ending in the table below, beginning with the period ending September 30, 2006, to be less than the correlative ratio indicated:

Fiscal Quarter Ended
Nearest to the Period	Interest Coverage
Ending Below	Ratio
September 30, 2006	2.50 to 1.00
December 31, 2006	2.50 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	3.25 to 1.00
December 31, 2007	3.50 to 1.00
March 31, 2008	3.50 to 1.00
June 30, 2008	3.50 to 1.00
September 30, 2008	3.75 to 1.00

Fiscal Quarter Ended
Nearest to the Period	Interest Coverage
Ending Below	Ratio
December 31, 2008	3.75 to 1.00
March 31, 2009	3.75 to 1.00
June 30, 2009	3.75 to 1.00
September 30, 2009	4.00 to 1.00
December 31, 2009	4.00 to 1.00
March 31, 2010	4.00 to 1.00
June 30, 2010	4.00 to 1.00
September 30, 2010	4.00 to 1.00
December 31, 2010	4.00 to 1.00
March 31, 2011	4.00 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	4.00 to 1.00
March 31, 2012	4.00 to 1.00
June 30, 2012	4.00 to 1.00
          (b) Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio as of the day nearest to the period ending in the table below and at all times during such period, beginning with the period ending September 30, 2006, to exceed the correlative ratio indicated:

Fiscal Quarter Ended
Nearest to the Period	Total Leverage
Ending Below	Ratio
September 30, 2006	7.25 to 1.00
December 31, 2006	6.95 to 1.00
March 31, 2007	6.50 to 1.00
June 30, 2007	6.00 to 1.00
September 30, 2007	5.50 to 1.00
December 31, 2007	5.00 to 1.00
March 31, 2008	4.75 to 1.00

Fiscal Quarter Ended
Nearest to the Period	Total Leverage
Ending Below	Ratio
June 30, 2008	4.50 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008	4.00 to 1.00
March 31, 2009	4.00 to 1.00
June 30, 2009	3.75 to 1.00
September 30, 2009	3.75 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.25 to 1.00
June 30, 2010	3.00 to 1.00
September 30, 2010	3.00 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00
September 30, 2011	3.00 to 1.00
December 31, 2011	3.00 to 1.00
March 31, 2012	3.00 to 1.00
June 30, 2012	3.00 to 1.00
          (c) Senior Leverage Ratio. Borrower shall not permit the Senior Leverage Ratio as of the day nearest to the period ending in the table below and at all times during such period, beginning with the period ending September 30, 2006, to exceed the correlative ratio indicated:

Fiscal Quarter Ended
Nearest to the Period	Senior Leverage
Ending Below	Ratio
September 30, 2006	3.75 to 1.00
December 31, 2006	3.50 to 1.00
March 31, 2007	3.25 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.50 to 1.00

Fiscal Quarter Ended
Nearest to the Period	Senior Leverage
Ending Below	Ratio
March 31, 2008	2.50 to 1.00
June 30, 2008	2.50 to 1.00
September 30, 2008	2.50 to 1.00
December 31, 2008	2.25 to 1.00
March 31, 2009	2.00 to 1.00
June 30, 2009	2.00 to 1.00
September 30, 2009	2.00 to 1.00
December 31, 2009	2.00 to 1.00
March 31, 2010	2.00 to 1.00
June 30, 2010	2.00 to 1.00
September 30, 2010	2.00 to 1.00
December 31, 2010	2.00 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.00 to 1.00
September 30, 2011	2.00 to 1.00
December 31, 2011	2.00 to 1.00
March 31, 2012	2.00 to 1.00
June 30, 2012	2.00 to 1.00
          (d) Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the day nearest to the period ending in the table below, beginning with the period ending September 30, 2006, to be less than the correlative ratio indicated:

Fiscal Quarter Ended
Nearest to the Period	Fixed Charge
Ending Below	Coverage Ratio
September 30, 2006	1.05 to 1.00
December 31, 2006	1.05 to 1.00
March 31, 2007	1.05 to 1.00
June 30, 2007	1.15 to 1.00

Fiscal Quarter Ended
Nearest to the Period	Fixed Charge
Ending Below	Coverage Ratio
September 30, 2007	1.15 to 1.00
December 31, 2007	1.25 to 1.00
March 31, 2008	1.25 to 1.00
June 30, 2008	1.25 to 1.00
September 30, 2008	1.50 to 1.00
December 31, 2008	1.50 to 1.00
March 31, 2009	1.50 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.50 to 1.00
December 31, 2009	1.50 to 1.00
March 31, 2010	1.50 to 1.00
June 30, 2010	1.50 to 1.00
September 30, 2010	1.50 to 1.00
December 31, 2010	1.50 to 1.00
March 31, 2011	1.50 to 1.00
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00
December 31, 2011	1.50 to 1.00
March 31, 2012	1.50 to 1.00
June 30, 2012	1.50 to 1.00
          (e) Maximum Consolidated Capital Expenditures. Borrower shall not, and shall not permit Holdings or any of its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal	Consolidated Capital
Year	Expenditures
2006	$35,000,000
2007	$15,000,000

Fiscal	Consolidated Capital
Year	Expenditures
2008	$15,000,000
2009	$17,500,000
2010	$20,000,000
2011	$22,500,000
2012	$30,000,000
          (f) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin Percentage), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
     6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) any Subsidiary of Borrower may be merged with or into Borrower or any Subsidiary that is a Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary that is a Guarantor;

provided, in the case of such a merger, Borrower or such Subsidiary which is a Guarantor, as applicable, shall be the continuing or surviving Person;
          (b) sales or other dispositions of assets that do not constitute Asset Sales;
          (c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,000,000; provided, licensing transactions with respect to intellectual property and technology assets shall not, if consented to by the Administrative Agent, in its sole discretion, be subject to or count against the $2,000,000 limitation expressed above or to the cash requirement in item (2) of the further proviso below; further provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) 100% of the value thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (d) disposals of obsolete, worn out or surplus property;
          (e) Permitted Acquisitions (which for this purpose may include interests in or acquisitions by or through the Foreign Holding Company or any of its wholly-owned first-tier Foreign Subsidiaries) occurring during each period indicated below, the consideration for which consists of Cash or Cash Equivalents in an aggregate amount for such acquisitions during such period which does not exceed the amounts opposite such period:

Aggregate Cash and Cash Equivalent
consideration payable for all Permitted
Acquisitions occurring since the
Second Closing Date prior to such end
Period	date
From and after the Second Closing Date through the day immediately preceding the first anniversary of the Initial Closing Date	$10,000,000
From and after the first anniversary of the Initial Closing Date through the day immediately preceding the second anniversary of the Initial Closing Date	$15,000,000
From and after the second anniversary of the Initial Closing Date through the day immediately preceding the third anniversary of the Initial Closing Date	$20,000,000
From and after the third anniversary of the Initial Closing Date through the day immediately preceding the fourth anniversary of the Initial Closing Date	$20,000,000
From and after the fourth anniversary of the Initial Closing Date through the day immediately preceding the fifth anniversary of the Initial Closing Date	$20,000,000
From and after the fifth anniversary of the Initial Closing Date through the day immediately preceding the sixth anniversary of the Initial Closing Date	$20,000,000

     Provided, with respect to the permitted amounts in any period, that any amounts not utilized during any prior periods can be carried forward and utilized in the then current period; provided further, that in no case shall more than 50% of the amount permitted to be used in any period may be used in connection with any acquisitions by, of or through Foreign Subsidiaries.
          (f) Permitted Acquisitions (which for this purpose may include interests in or acquisitions by or through the Foreign Holding Company or any of its wholly-owned first-tier Foreign Subsidiaries), the consideration for which consists of Capital Stock of Holdings or any of its Subsidiaries;
          (g) Investments made in accordance with Section 6.7; and
          (h) sales, transfers and dispositions of equity interests of Borrower or Holdings in connection with the exercise or conversion of the Senior Subordinated Notes; and
          (i) the merger of Merger Sub with or into Laserscope, with Laserscope as the surviving entity, in accordance with the Acquisition Agreement;
          (j) Asset Sales set forth on Schedule 6.9 hereto; provided that the Net Asset Sale Proceeds from such Asset Sales are applied in accordance with the terms and conditions of Section 2.14(a) hereof without giving effect to the proviso in such Section; and
          (k) the contribution to the Foreign Holding Company of the Capital Stock of each of the first-tier Foreign Subsidiaries of the Borrower.
provided that in the case of (a), (e), (f), (g) and (i) above, the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents, if any, or any Non-U.S. Intercompany Note Party under the Non-U.S. Intercompany Note Documents, if any, shall be maintained or created in accordance with the provisions of Section 5.10, Section 5.11, or Section 5.12 as applicable.
     To the extent the Requisite Lenders waive the provisions of this Section 6.9 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.9, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing. To the extent the Requisite Lenders waive the provisions of this Section 6.9 with respect to the sale of any Non-U.S. Intercompany Note Collateral, or any Non-U.S. Intercompany Note Collateral is sold as permitted by this Section 6.9, such Non-U.S. Intercompany Note Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Non-U.S. Intercompany Note documents, and the Company that is the beneficiary under the applicable Non-U.S. Intercompany Note Security Documents may take all actions deemed appropriate in order to effect the foregoing.
     6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.
     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or any of its Subsidiaries on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.12.
     6.13. Conduct of Business. From and after the date hereof, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the date hereof and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. In addition to the foregoing, Holdings shall not engage in any business or activity other than (i) the ownership of all of the outstanding shares of Capital Stock of Borrower, (ii) participating in the tax, accounting and other administrative matters as a member of the consolidated group of Holdings, Borrower and their Subsidiaries, and (iii) the performance of the Credit Documents to which it is a party.
     6.14. Permitted Activities of Merger Sub and Foreign Holding Company. (a) Merger Sub shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (x) holding Capital Stock of Laserscope, (y) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (z) making Restricted Payments and Investments to the extent permitted by this Agreement; (iv) except as permitted under Section 6.9(a), consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, except for consummation of the Acquisition; (v) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (vi) create or acquire any Subsidiary or make or own any Investment in any Person other than Laserscope; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
          (b) To the extent that the Credit Parties create the Foreign Holding Company pursuant to Section 6.18, the Foreign Holding Company shall not (i) incur, directly or indirectly, any Indebtedness other than Indebtedness under a Non-U.S. Intercompany Note pledged as collateral security to the Collateral Agent; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than Liens created under Non-U.S. Intercompany Security Documents; (iii) engage in any business or activity or own any assets other than (x) holding Capital Stock of each first-tier Foreign Subsidiary, (y) performing its obligations and activities incidental thereto under the Credit Documents; and (z) making Restricted Payments to the Credit Parties and Investments, in each case to the extent permitted by this Agreement; (iv) except as permitted under Section 6.9(a), consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     6.15. Amendments or Waivers of Certain Related Agreements. (a) The Credit Parties shall not, and shall not permit any Subsidiary to amend or otherwise change or waive (i) any subordination provision (or any definition related to any subordination provision) of any Subordinated Debt Document in any manner, or (ii) the terms of any Organizational Document, any Acquisition Document, any document governing any Indebtedness outstanding as of the Initial Closing Date or any Subordinated Debt Document in a manner adverse to the Lenders.
          (b) The Credit Parties shall not, and shall not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Subordinated Notes, in each case other than pursuant to any customary registered exchange offer therefor after a private placement thereof or any exchange of Capital Stock of Borrower for any such Indebtedness.
     6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from the Saturday closest to December 31 of each calendar year.
     6.17. No other Designated Senior Indebtedness; No Payments of Indebtedness. The Credit Parties shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Credit Documents) as “Senior Debt,” “Designated Senior Debt,” or any other equivalent term under any subordinated debt documents. The Credit Parties shall not be permitted to make any payments on any outstanding Indebtedness (other than with respect to the Obligations outstanding under the Credit Documents) at any time during the occurrence and continuance of an Event of Default.

     6.18. Limitation on Creation of Subsidiaries. The Credit Parties shall not establish, create or acquire any additional Subsidiaries without the prior written consent of the Requisite Lenders; provided that, without such consent, Borrower may (i) establish or create one or more wholly owned Domestic Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.7(i), (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Sections 5.10 and 5.11 shall be complied with, or (iv) within 180 days of the Initial Closing Date, establish or create a foreign holding company (“Foreign Holding Company”), which shall (a) be organized in a tax advantageous jurisdiction, and (b) not subject any Agents or Lender to any adverse economic effects or increased costs or result in an inability, in the Administrative Agent’s sole discretion, (1) for the Agents to obtain for the benefit of the Lenders, a perfected security interest in the Capital Stock of the Foreign Holding Company, or (2) for the Borrower to obtain perfected security interest to secure any advances made under a Non-U.S. Intercompany Note secured by Non-U.S. Collateral Security Documents, to the extent it may be required hereby.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”). Should any provision in or obligation under this Section 7 be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, all with respect to any Guarantor, shall not in any way be affected or impaired thereby.
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of

Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such

Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, any Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

     7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and any Hedge Agreement, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) when due any interest on any Loan or any fee, expense reimbursement or any other amount due hereunder within three (3) days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 2.14, Section 5.1, Section 5.2, Section 5.5, Section 5.10, Section 5.11, Section 5.12, Section 5.14, Section 5.16, Section 5.17, Section 6, or Section 7; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
          (k) Change of Control. A Change of Control shall occur;
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, (y) where the value of such Collateral has an aggregate value in excess of $500,000 and (z) for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
          (m) Subordinated Debt Documents. A default or event of default under any of the Subordinated Debt Documents shall occur; or

          (n) Material Litigation. Any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental agency shall exist that at any time could reasonably be expected to have a Material Adverse Effect (it being understood and agreed that the reference to “Material Adverse Effect” shall, for all times after the Second Closing Date be a reference to such term without regard to clauses (b) and (c) of the proviso to the definition thereof); or
          (o) Failure of Merger. The conditions specified in Section 3.2 shall not have been satisfied or waived in accordance with the terms of this Agreement on or before December 31, 2006, the Acquisition Agreement shall have been terminated prior to consummation of the Merger in accordance with the terms thereof, or any proceeding or any litigation pending against any Credit Party with respect to the effectiveness of the Merger (including any injunctive, declaratory or other equitable actions) shall have been adversely determined against such Credit Party by a court of competent jurisdiction prior to consummation of the Merger.
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.
SECTION 9. AGENTS
     9.1. Appointment of Agents.
          (a) KeyBank is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes KeyBank to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. CIT Healthcare is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes CIT Healthcare to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Neither KeyBank, in its capacity as Syndication Agent, nor General Electric Capital Corporation, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.
          (b) Upon consultation with Borrower, the Administrative Agent shall have the right to appoint, assign and grant titles to additional “Agents” and “Co-Agents” (other than, for the avoidance of doubt, any Administrative Agent or Collateral Agents under this Credit Agreement or other agents with similar responsibilities or functions under this Credit Agreement), which such additional Agents or Co-Agents shall become a party hereto pursuant to appropriate documentation (including by way of any Assignment Agreement executed by such Agent or Co-Agents (or any affiliate thereof) in its capacity as a Lender hereunder) and, in accordance there, such additional Agents and Co-Agents shall be deemed appointed in accordance with Section 9.1(a) hereof. Following such appointment, the provisions set forth in this Section 9 shall apply to such Agent or Co-Agent as if such Agent or Co-Agent were an “Agent” as referred to in this Section 9.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement or an Assignment and funding its Term Loan on the Initial Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on the Initial Closing Date.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender. Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of CIT Healthcare as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of CIT Healthcare or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. Any resignation or removal of CIT Healthcare or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of CIT Healthcare or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
          (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix A or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Requisite Lenders.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
          (iii) extend the stated expiration date of (x) any Letter of Credit beyond the Revolving Commitment Termination Date, or (y) the commitment of each Lender to make Term Loans beyond December 31, 2006;
          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
          (v) extend the time for payment of any such interest or fees;
          (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
          (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Initial Closing Date;
          (ix) release (w) all or substantially all of the Collateral, (x) Borrower from its obligations under this Agreement and the other Credit Documents, (y) all or substantially all of the Guarantors from the Guaranty, or (z) any individual Guarantor from the Guaranty to the extent that such release could reasonably be expected to have a Material Adverse Effect, except as expressly provided in the Credit Documents;
          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or
          (xi) amend the definition of “Interest Period” to require any Lender to provide an Interest Period with a duration longer than six months.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) increase any Revolving Commitment or Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment or Term Loan Commitment of any Lender;
          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
          (iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Initial Closing Date;
          (iv) amend, waive or modify any provision of Section 2.13 or 2.14 without the prior written consent of the Requisite Lenders, or alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

          (v) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
          (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by the Administrative Agent, if received by 12:00 p.m. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
          (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
          (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and, in the case of assignments of Term Loans, Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to CIT Capital), consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall (A) be accompanied by a processing and recordation fee of $3,000 payable to the Administrative Agent, (B) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans, and shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender) with respect to the assignment of Term Loans.
          (d) Mechanics. Assignments of Term Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Administrative Agent’s and Borrower’s consent shall be deemed to have been granted pursuant to Section 10.6(c)(ii) with respect to any transfer effected through the Settlement Service. Subject to the other requirements of this Section 10.6, assignments and assumptions of Term Loans may also be effected by manual execution delivery to the Administrative Agent of an Assignment Agreement with the prior written consent of each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing). Initially, assignments and assumptions of Term Loans shall be effected by such manual execution until Administrative Agent notifies Lenders to the contrary. Assignments and assumptions of Revolving Loans and Revolving Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the

Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c). Notwithstanding anything herein or in any Assignment Agreement to the contrary and (i) unless notice to the contrary is delivered to the Lenders from the Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Term Loan (but not any Revolving Loan or Revolving Commitment) shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Term Loan to but excluding the Assignment Effective Date. On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Term Loan, whether such interest accrued before or after the applicable Assignment Effective Date.
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Initial Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new

Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 2.20(d), 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE

ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Lender shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: AMERICAN MEDICAL SYSTEMS, INC.
By:	/s/ Carmen L. Diersen
	Name:	Carmen L. Diersen
	Title:	Executive Vice President, Chief Financial Officer and Secretary

GUARANTORS:

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
AMS SALES CORPORATION
AMS RESEARCH CORPORATION
AMERICAN MEDICAL SYSTEMS
GYNECOLOGY INC.
THERMATRX, INC.
OVION, INC.
SOLARANT MEDICAL, INC.
KERMIT MERGER CORP.

By:	/s/ Carmen L. Diersen
	Name:	Carmen L. Diersen
	Title:	Executive Vice President, Chief Financial Officer and Secretary

LASERSCOPE LASERSCOPE INTERNATIONAL, INC. INNOVAQUARTZ INCORPORATED
By:	/s/ Carmen L. Diersen
	Name:	Carmen L. Diersen
	Title:	Executive Vice President, Chief Financial Officer and Secretary

CIT CAPITAL SECURITIES LLC, as Co-Lead Arranger and Sole Book Runner

By: Name:	/s/ Gregory K. Park Gregory K. Park
Title:	Senior Vice President

CIT HEALTHCARE LLC, as Administrative Agent, Collateral Agent and a Lender

By: Name:	/s/ Robert M. O’Mara Robert M. O’Mara
Title:	Director

KEYBANK NATIONAL ASSOCIATION, as Co-Lead Arranger and Syndication Agent and a Lender

By: Name:	/s/ J.T. Taylor J.T. Taylor
Its:	Senior Vice President- Debt Capital Markets

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and a Lender

By:	/s/ David R. Campbell

Name:	David R. Campbell
Its:	Duly Authorized Signatory

CITICORP USA, INC. as a Lender

By:	/s/ Chis Conway

Name:	Chis Conway
Title:	Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Pamela K. Maloney

Name:	Pamela K. Maloney
Title:	Vice President

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ Richard Cameron

Name:	Richard Cameron
Title:	Senior Vice President

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ Jordan Gerhard

Name:	Jordan Gerhard
Title:	Vice President

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
If to Borrower or to any Guarantor:
c/o American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attention: John Armbruster
Telecopier: (952) 930-6157
in each case, with a copy to:
Oppenheimer, Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 S. Seventh Street
Minneapolis, Minnesota 55402
Attention: Thomas A. Letscher
Telecopier: (612) 607-7100

APPENDIX A

CIT CAPITAL SECURITIES LLC,
as Co-Lead Arranger and Sole Book Runner
505 Fifth Avenue, 11th Floor
New York, New York 10017
Attention: Terrence Moore
Telecopier: (212) 771-9317
CIT HEALTHCARE LLC,
as Administrative Agent, Collateral Agent, Swing Line Lender, and a Lender
505 Fifth Avenue, 6th Floor
New York, New York 10017
Attention: Chief Counsel - CIT Healthcare
Telecopier: (212) 771-9520
KEYBANK NATIONAL ASSOCIATION,
as Co-Lead Arranger, Syndication Agent, and a Lender
127 Public Square
Cleveland, Ohio 44114
Attention: J.T. Taylor
Telecopier: (216) 689-8329
GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent, and a Lender
500 W. Monroe Street, 11th Floor
Chicago, Illinois 60661
Attention: Elizabeth Smith
Telecopier: (866) 762-5119

APPENDIX A